Exhibit 10.17

Execution Version

THE LIMITED LIABILITY COMPANY INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH APPLICABLE FEDERAL, STATE OR FOREIGN SECURITIES LAWS.  IN ADDITION, TRANSFER OR OTHER DISPOSITION OF THE LIMITED LIABILITY COMPANY INTERESTS IS RESTRICTED AS PROVIDED IN THIS AGREEMENT

LIMITED LIABILITY COMPANY AGREEMENT

OF

15250 Sonoma Drive, LLC

Dated September 9, 2009

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TABLE OF CONTENTS

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TABLE OF CONTENTS

(continued)

EXHIBIT A - FUNDING OF DEPOSIT

iii

LIMITED LIABILITY COMPANY AGREEMENT OF
15250 Sonoma Drive, LLC

LIMITED LIABILITY COMPANY AGREEMENT of 15250 Sonoma Drive, LLC dated September 9, 2009 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), made by, between and among Behringer Harvard Palms of Monterrey, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “BH”), and DD-CTP, LLC, a Florida limited liability company (together with its successors and permitted assigns, “DD-CTP”).

WHEREAS, the Company (as hereinafter defined) was formed pursuant to a Certificate of Formation signed by Terri Warren Reynolds as authorized person (the “Certificate of Formation”), filed with the Secretary of State of Delaware on September 3, 2009.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I
DEFINED TERMS

1.1                                 Defined Terms.

As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Loan” means, either individually or collectively as the context requires or otherwise indicates, any loan obtained by the Company or an SPV, including (without limitation) the secured loan expected to be obtained by Company or an SPV on the Closing Date to finance a portion of the purchase price for the acquisition of the Initial Company Property, but not including any Priority Capital Contribution or any loan made by the Company.

“Acquisition Loan Documents” means, collectively, any loan agreement, promissory notes, mortgages and/or other security instrument, guaranties, indemnities and all other agreements, certificates, instruments and documents evidencing or securing the Acquisition Loan or otherwise entered into and/or delivered by or on behalf of the Company or an SPV, any Member and/or their respective Affiliates in connection with any Acquisition Loan and the transactions contemplated thereby, in each case as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Additional Capital Contribution” has the meaning set forth in Section 4.2(a).

“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in that Member’s Capital Account after crediting to such Capital Account the amount such Member is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and (i)(5).

“Adjusted Capital Account Deficit” means, with respect to any Member for any taxable year or other period, the deficit balance, if any, in such Member’s Capital Account as of the end of such year or other period, after giving effect to the following adjustments:

(a)                                  credit to such Capital Account any amounts that such Member is obligated to restore or is deemed obligated to restore as described in the penultimate sentence of Treasury Regulation Section 1.704-2(g)(1) and in Treasury Regulation Section 1.704-2(i)(5); and

(b)                                 debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Adjusted Percentage” means a percentage expressed as a fraction, the numerator of which is the Percentage Interest of DD-CTP and the denominator of which is the Percentage Interest of BH.

“Administrative Member” has the meaning set forth in Section 7.2(a).

“Affiliate” or “Affiliated” means, with respect to any Person, (a) any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person, or (b) any other Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, or (c) any officer, director, general partner or managing member of such Person, or (d) any other Person which is an officer, director, general partner, managing member or holder of ten percent (10%) or more of the voting interests of any other Person described in clauses (a) through (c) of this definition.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Approve”, “Approved”, “Approval” or “Consent” means a proposed decision, action, report, budget, election or any other matter that has been proposed by a Member, the Managing Member or the Administrative Member and has received the written approval or consent of the other Member or Managing Member, as applicable.

“Bankruptcy Action” has the meaning set forth in Section 7.1(a)(xiv).

“BH” has the meaning set forth in the introductory paragraph hereof, together with its successors and permitted assigns.

“Book Basis” means, with respect to any asset of the Company, the adjusted basis of such asset for federal income tax purposes; provided, however, that (a) if any asset is contributed to the Company, the initial Book Basis of such asset shall equal its fair market value on the date of contribution as determined by the Managing Member, and (b) the Book Basis of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Managing Member, as of the following times:  (i) the acquisition of an additional Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an Interest; (iii) in connection with the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); and (iv) in any other circumstances permitted by the Code or Treasury Regulations, provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Managing Member determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.  The Book Basis of all assets of the Company shall be adjusted thereafter by depreciation as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(g) and any other adjustment to the basis of such assets other than depreciation or amortization.

“Budget” means the initial and each subsequent annual budget prepared by or on behalf of the Administrative Member covering the Company’s and any SPV’s anticipated operations, as Approved by the Managing Member and in effect from time to time pursuant to the terms hereof, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Business Day” means any day other than Saturday, Sunday, any day that is a legal holiday in the State of Texas or Florida, or any other day on which banking institutions in Texas or Florida are authorized to close.

“Capital Account” means the separate account maintained for each Member under Section 4.3.

“Capital Contribution” means, with respect to any Member, the aggregate amount of all Initial Capital Contributions and any Additional Capital Contributions made (or deemed made) by such Member to the Company pursuant to this Agreement, in each case as the same may be adjusted from time to time in accordance with the provisions hereof.

“Certificate of Formation” has the meaning set forth in the recital paragraphs to this Agreement.

“Change in Control” means the occurrence of any of the following:

(i)                                     Christian Tyler Properties, LLC or DeBartolo Development, LLC cease for any reason to be the managers of and to control DD-CTP;

(ii)                                  Kirk D. Eicholtz and Edward M. Kobel cease to be managers or managing members of Christian Tyler Properties, LLC and DeBartolo Development, LLC, respectively;

(iii)                               DD-CTP or any DD-CTP Person is dissolved, terminated, liquidated, merged, consolidated or reorganized into or with another Person;

(iv)                              DD-CTP or any DD-CTP Person sells all or substantially all of its assets to any Person; or

(v)                                 Kirk D. Eicholtz ceases to devote a majority of his business time and attention to the affairs of Christian Tyler Properties, LLC (other than due to death or Incapacity) or Edward M. Kobel ceases to devote a majority of his business time and attention to the affairs of DeBartolo Development, LLC which failure is not remedied within a 15-day cure period after written demand from BH.

“Closing Date” means the date of the “Closing” under the Purchase Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means the limited liability company continued and governed by the terms of this Agreement.

“Company Accountant” has the meaning set forth in Section 8.4.

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulation Section 1.704-2(d).

“Company Property” means, either individually or collectively as the context requires or otherwise indicates, any asset or other property (real, personal or mixed) owned by the Company from time to time (or indirectly by an SPV).  Initially, the Company Property will consist of the Initial Company Property.

“Confidential Information” has the meaning set forth in Section 13.15(a).

“Contributing Member” has the meaning set forth in Section 4.2(b).

“Control” means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise, and the terms “Controlling”, “Controlled by” and “under common Control with” shall have the meanings correlative therewith.

“DD-CTP” has the meaning set forth in the introductory paragraph hereof.

“DD-CTP Person” means, individually or collectively as the context indicates, DeBartolo Development, LLC, Christian Tyler Properties, LLC, and any of their respective Affiliates.

“Delaware Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Deposit” has the meaning set forth in Section 4.1(a).

“Drag-Along Notice” has the meaning set forth in Section 9.6(a).

“Drag-Along Purchase Price” has the meaning set forth in Section 9.6(a).

“Event of Default” has the meaning set forth in Section 12.1.

“Exchanging Member” has the meaning set forth in Section 13.18.

“Existing PMA” has the meaning set forth in Section 7.3.

“Expenses” means, for any period, without duplication, the sum of the total gross expenditures of the Company and any SPV reasonably relating to the operations of the Company and/or the acquisition, ownership, development, renovation, maintenance, management, servicing, operation, sale, financing and/or refinancing of the Company Property during such period contemplated by the then applicable Budget and Operating Plan or otherwise approved (either prospectively or retroactively) by the Managing Member from time to time, including

(a) all cash operating expenses (including without limitation real estate taxes and assessments, personal property taxes, sales taxes, and all fees, commissions, expenses and allowances paid or reimbursed to any Member or any of its Affiliates pursuant to any loan servicing or property management agreement or otherwise as permitted hereunder), (b) all deposits of Revenues to the Company’s reserve accounts, (c) all debt service payments including debt service on loans made to the Company by the Members or any of their Affiliates, (d) all expenditures which are treated as capital expenditures (as distinguished from expense deductions included in clause (a) above) under generally accepted accounting principles, and (e) all expenditures related to any acquisition, sale, disposition, financing, refinancing or securitization of any Company Property; provided, however, that Expenses shall not include any payment or expenditure to the extent the sources of funds used for such payment or expenditure are not included in Revenues, or to the extent such payment or expenditure is paid out of any Company reserve account.

“Extension Fee Payments” means any payments of extension fees under the Purchase Agreement prior to the Closing Date in order to extend the Closing Date under the Purchase Agreement.

“Failed Contribution” has the meaning set forth in Section 4.1(f).

“Financing Guaranty” means a guarantee of payment from a Member or any Affiliate of a Member to a Lender as credit support in connection with any Acquisition Loan or other loan made to the Company or an SPV.

“First Promote Percentage” means 11.122%, subject to adjustment as provided in Section 4.2(d).

“For Cause Event” has the meaning set forth in Section 7.2(e).

“GAAP” means United States generally accepted accounting principles consistently applied.

“Incapacity” means, with respect to any individual, either the death of such individual, or the physical or mental disability or incapacity of such individual that, in the reasonable opinion of an appropriately qualified independent physician reasonably acceptable to the Managing Member, renders such individual legally incompetent or otherwise incapable of adequately managing such individual’s business and affairs or renders such individual unable to participate in any reasonable manner in decisions regarding the Company and the ownership, operation and management of the Company Property; provided that, such event shall not be an Incapacity for the purposes of this Agreement so long as, at all times after such event first occurs, a replacement individual or individuals reasonably acceptable to BH perform the services for the Company’s benefit that were being performed, and which remain to be performed, by such individual prior to such event.

“Indemnitees” has the meaning set forth in Section 10.2.

“Initial Budget and Operating Plan” has the meaning set forth in Section 8.6.

“Initial Capital Contribution” means, with respect to any Member, any capital contribution made by such Member pursuant to Section 4.1 hereof.

“Initial Company Property” means, collectively, the interest in the Loan and Loan Documents (as defined in the Purchase Agreement) to be acquired by the Company or an SPV on the Closing Date pursuant to the Purchase Agreement, including (without limitation) all rights and interests of the purchaser under the Purchase Agreement.

“Interest” means, with respect to any Member at any time, the interest of such Member in the Company at such time, including the right of such Member to any and all of the benefits to which such Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

“IRR” means the annual percentage rate, compounded monthly, which, when utilized to calculate the present value of the distributions of Net Cash Flow to all of the Members, causes such present value of distributions to equal the present value of total Capital Contributions (other than Priority Capital Contributions) made to the Company by all of the Members.  A specified IRR shall be deemed to have been attained as of any date that the sum of the present values of all amounts distributed to the Members (on an aggregate basis) pursuant to Sections 6.3 (other than Sections 6.3(a)), 6.4, 6.5 and 11.2(c)(iii) for all periods, as of the time of determination , when discounted to their present values as of the Closing Date by using a discount rate equal to such specified IRR and assuming that such amounts were distributed or deemed distributed as of the end of the applicable month to which such amounts relate, equals the sum of the separate present values of all amounts taken into account in determining the Members’ total Capital Contributions (other than Priority Capital Contributions) when discounted to their present values as of the Closing Date, using a discount rate equal to the specified IRR, and assuming that all such amounts were contributed or deemed contributed as of the time such amounts are received by the Company or otherwise taken into account pursuant to the definition of Capital Contributions.  For purposes of the foregoing, present value shall be determined using monthly compounding periods.

“Lender” means, either individually or collectively as the context requires or otherwise indicates, any lender with respect to an Acquisition Loan, together with its respective successors and permitted assigns.

“Liquidating Member” means the Member designated as such by the Managing Member; provided, however, that any Member that is then in default hereunder or that causes the dissolution of the Company under Section 11.1(a)(iv) shall not serve as the Liquidating Member (in which event the Liquidating Member shall be the non-defaulting Member).

“Loss” means, for each taxable year or other period, an amount equal to the Company’s items of taxable deduction and loss for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(a)                                  any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Treasury Regulation

Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Loss, will be considered an item of Loss;

(b)                                 Loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such property, notwithstanding that the adjusted tax basis of such property may differ from its Book Basis;

(c)                                  in lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account depreciation for the taxable year or other period as determined in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g);

(d)                                 any items of deduction and loss specially allocated pursuant to Section 6.8 shall not be considered in determining Loss; and

(e)                                  any decrease to the Book Basis of Company assets pursuant to Treasury Regulation Section 1.704-1(b)(2) (iv)(e) or (f) shall constitute an item of Loss.

“Major Decision” has the meaning set forth in Section 7.1(a).

“Management Services” means, collectively, (a) the services performed by or on behalf of the Administrative Member pursuant to and as provided in this Agreement and all actions in the day-to-day management of the Company contemplated hereunder and under the Budget and Operating Plan and (b) all other services reasonably requested from time to time by the Managing Member, and reasonably agreed to by the Administrative Member, consistent with other services customarily provided by administrative members or managers in comparable circumstances.

“Managing Member” means BH, and its successors and permitted assigns.

“Member” means one or more of BH and/or DD-CTP or any other Person who is admitted as a member of the Company in accordance with this Agreement and applicable law.

“Member Group” means, with respect to any Member, such Member and any Affiliate of such Member that is a member of the Company.

“Member Minimum Gain” means the Company’s “partner nonrecourse debt minimum gain” as defined in Treasury Regulation Section 1.704-2(i)(2).

“Missed Contribution” has the meaning set forth in Section 4.2(d)

“Necessary Expense” has the meaning set forth in Section 7.2(b)(iii).

“Net Cash Flow” means, for any period, the excess of (i) Revenues for such period, over (ii) Expenses for such period.

“Net Loss” means, for any period, the excess of (i) Losses for such period, over (ii) Profits, if applicable, for such period determined without regard to any Profits or Losses allocated pursuant to Section 6.2.

“Net Profit” means, for any period, the excess of (i) Profits for such period, over (ii) Losses, if applicable, for such period determined without regard to any Profits or Losses allocated pursuant to Section 6.2.

“Non-Contributing Member” has the meaning set forth in Section 4.2(b).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(1).

“Non-Withdrawing Member” has the meaning set forth in Section 4.1(f).

“Notices” has the meaning set forth in Section 13.3.

“OFAC” means the United States Office of Foreign Assets Control, Department of the Treasury, any successor governmental or similar authority thereto.

“Operating Plan” means the initial and each subsequent annual strategic and comprehensive operating plan prepared by or on behalf of the Administrative Member covering the Company’s anticipated operations and including (to the extent applicable) any capital expenditures at the Property once the Company acquires title, as Approved by the Managing Member and in effect from time to time pursuant to the terms hereof, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Organizational Documents” has the meaning set forth in Section 13.1(b)(i).

“Other Members” has the meaning set forth in Section 9.6(a).

“Partially Adjusted Capital Account” means, with respect to any Member for any taxable year or other period of the Company, the Capital Account balance of such Member at the beginning of such year or period, adjusted for all contributions and distributions made or deemed made to or by such Member during such year or period and all special allocations to such Member pursuant to Section 6.2 with respect to such year or period, but before giving effect to any allocations of Net Profit or Net Loss to such Member pursuant to Section 6.1 with respect to such year or period.

“Percentage Interest” means, with regard to each Member the percentage set forth below opposite its name (in each case subject to adjustment as provided in this Agreement):

Member	Percentage Interest
BH	90%
DD-CTP	10%

“Person” means any individual, partnership, corporation, limited liability company, limited liability partnership, trust or other entity.

“Priority Capital Contribution” has the meaning set forth in Section 4.2(b).

“Profit” means, for each taxable year or other period, an amount equal to the Company’s items of taxable income and gain for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of income and gain required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(i)                                     any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit will be added to Profit;

(ii)                                  any gain resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such property, notwithstanding that the adjusted tax basis of such property may differ from its Book Basis;

(iii)                               any items specially allocated pursuant to Section 6.8 shall not be considered in determining Profit; and

(iv)                              any increase to the Book Basis of Company assets pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f) shall constitute an item of Profit.

“Prohibited Person” means a Person with whom a U.S. Person is prohibited from transacting business of the type contemplated by this Agreement or any other Transaction Document, whether such prohibition arises under United States law, regulation, executive orders and lists published by OFAC, including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC or otherwise.

“Promote Percentage” means the First Promote Percentage and the Second Promote Percentage.

“Property” shall have the meaning set forth in the Purchase Agreement.

“Purchase Agreement” means that certain Loan Documents Purchase and Sale Agreement, made as of June 8, 2009 as amended, between Seller, as seller, and Christian Tyler Properties LLC, as purchaser, pursuant to which the Company shall take an assignment of Christian Tyler Properties LLC’s interest to purchase the Initial Company Property for a purchase price and upon the other terms set forth therein, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time with the Approval of the Managing Member or, if applicable, BH, in accordance with the terms hereof.

“Pursuit Costs” has the meaning set forth in Section 4.1(b)(i).

“Reasonable Period” means, with respect to any defaulting member, a period of thirty (30) days after such defaulting Member receives written notice of its default from a non-defaulting Member; provided, however, that if such breach can be cured but cannot reasonably be cured within such thirty (30) day period, the period shall continue, if such defaulting Member commences to cure the breach within such thirty (30) day period, for so long as such defaulting Member diligently prosecutes the cure to completion up to a maximum of the lesser of (i) an additional sixty (60) days following the expiration of such thirty (30) day period, or (ii) the period of time allowed for such performance under the Loan Documents.

“Residential Tenant Lease” means a lease of space within the Company Property by an individual for residential purposes in the ordinary course of business.

“Revenues” means, for any period, without duplication, the sum of the total gross revenues received by the Company or any SPV during such period, including all revenues of the Company or any SPV from (a) interest, principal, loan fees, and other amounts payable to the Company under the Loan Documents (as defined in the Purchase Agreement), (b) rent, cost, expense and other recoveries and all additional rent paid to the Company (including for parking facilities), (c) concessions to the Company which are in the nature of revenues, (d) rent or business interruption insurance, and casualty and liability insurance, if any, (de) funds made available to the extent such funds are withdrawn from the Company’s or a third party’s reserve account and deposited into the Company’s operating accounts, (f) proceeds from the sale or other disposition of any Company Property, (g) proceeds from the financing, refinancing or securitization of any Company Property, and (h) other revenues and receipts realized by the Company, including, without limitation, excess cash from any reserve established by or on behalf of the Company or from any Capital Contribution.

“Second Promote Percentage” means 27.78%, subject to adjustment as provided in Section 4.2(d).

“Seller” means Corus Bank, N.A., a national banking association, as the current owner of the loan secured by the Property and the seller under the Purchase Agreement, together with its successors and permitted assigns in any such capacity.

“Shortfall” has the meaning set forth in Section 4.2(a).

“SPV” has the meaning set forth in Section 2.5(c).

“Substitute Contribution” has the meaning set forth in Section 4.2(b).

“Substituted Capital Contribution” has the meaning set forth in Section 4.2(d).

“Tag-Along Assignee” has the meaning set forth in Section 9.5(a).

“Tag-Along Notice” has the meaning set forth in Section 9. 5(a).

“Tag-Along Offer” has the meaning set forth in Section 9.5(a).

“Tag-Along Option Period” has the meaning set forth in Section 9.5(a).

“Tag-Along Right” has the meaning set forth in Section 9.5(a).

“Tag-Along Sale” has the meaning set forth in Section 9.5(a).

“Target Account” means, with respect to any Member for any taxable year of the Company or other period, the excess of (a) an amount equal to the hypothetical distribution such Member would receive if all assets of the Company, including cash, were sold for cash equal to their Book Basis (taking into account any adjustments to Book Basis for such year or other period but not adjustments caused by any such hypothetical distributions pursuant to this sub-clause), all liabilities allocable to such assets were then due and were satisfied according to their terms (limited, with respect to each non-recourse liability, to the Book Basis of the assets securing such liability) and all remaining proceeds from such sale were distributed pursuant to Section 6.3 or 6.4, as applicable, over (b) the amount of Company Minimum Gain and Member Minimum Gain that would be charged back to such Member as determined pursuant to Treasury Regulation Section 1.704-2 immediately prior to such sale.

“Transaction Documents” means, collectively, this Agreement, the Purchase Agreement and the Acquisition Loan Documents, together with any other agreement, document or instrument executed and/or delivered pursuant to the provisions of any of the foregoing or in connection with the transactions contemplated thereby, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Transfer” has the meaning set forth in Section 9.1.

“Treasury Regulation” or “Regulation” means, with respect to any referenced provision, such provision of the regulations of the United States Department of the Treasury or any successor provision.

“U.S. Person” means a United States citizen, a permanent resident of the United States, an entity organized under the laws of the United States or any of its territories or having its principal place of business within the United States or any of its territories, or any other Person that is a “United States person” as described in, or for the purposes of, Executive Order 13224 of September 23, 2001 or any amendment, replacement or other modification thereto.

“Venture Coordinator” shall have the meaning set forth in Section 7.6.

“Winding Up Profit and Loss” means items of Net Profit or Net Loss in the Winding Up Year.

“Winding Up Year” means the taxable year of the Company in which all of its assets are disposed of, or the Company liquidates.

“Withdrawing Member” shall have the meaning set forth in Section 4.1(e).

1.2                                 Other References.

As used in this Agreement, unless otherwise specified, all references to Sections, Articles or Exhibits are to Sections, Articles or Exhibits of this Agreement.

ARTICLE II

ORGANIZATION

2.1                                 Formation.

The Members hereby agree to form the Company as a limited liability company under the Delaware Act, upon the terms and subject to the conditions set forth in this Agreement.  The Managing Member is hereby authorized to file and record any amendments to the Certificate of Formation and such other documents as may be reasonably required or appropriate under the Delaware Act or the laws of any other jurisdiction in which the Company may conduct business or own property.

2.2                                 Name and Principal Place of Business.

(a)                                  The name of the Company is set forth on the cover page to this Agreement.  The Managing Member may change the name of the Company or adopt such trade or fictitious names for use by the Company as the Managing Member may from time to time determine.  All business of the Company shall be conducted under such name, and title to all Company Property shall be held in such name.

(b)                                 The principal place of business and office of the Company shall be located at such place or places as the Managing Member may from time to time designate.

2.3                                 Term.

The term of the Company commenced on the date of the filing of the Certificate of Formation pursuant to the Delaware Act, and shall continue until December 31, 2059, unless sooner terminated pursuant to the provisions of this Agreement.  The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Delaware Act.

2.4                                 Registered Agent and Registered Office.

The name of the Company’s registered agent for service of process shall be Corporation Service Company, and the address of the Company’s registered agent and the address of the Company’s registered office in the State of Delaware shall be 2711 Centerville Road, Suite 400, in the City of Wilmington, Delaware 19808.  Such agent and such office may be changed from time to time by the Managing Member with written notice to all Members.

2.5                                 Purpose.

(a)                                  The purpose of the Company shall be to:

(i)                                     perform its obligations and exercise its rights under the Transaction Documents and any other agreements or contracts contemplated by the foregoing, and to carry out the terms of and engage in the transactions contemplated by the Transaction Documents;

(ii)                                  directly or indirectly acquire, own, manage, service, operate, improve, finance, refinance, develop, redevelop, construct, renovate, market, lease, sell and otherwise deal with and dispose of the Company Property, including (without limitation) the Initial Company Property; and

(iii)                               conduct all other activities reasonably necessary or desirable to accomplish the foregoing purposes.

(b)                                 The Company shall not engage in other businesses and activities except with the prior approval of all Members.

(c)                                  In order to facilitate the purposes of the Company, as set forth above, the Company may form or acquire one or more subsidiary special purpose entities to own all or any part of the Company Property or to conduct a portion of the Company’s business (each an “SPV”).  In the event that one or more SPVs are formed, unless otherwise determined by the Managing Member, the Administrative Member shall perform the same or substantially identical services for each such SPV as the Administrative Member performs for the Company.  In the connection therewith, the Administrative Member agrees to perform such duties for and on behalf of each SPV, and in such circumstances and with regard to such duties, the Administrative Member is subject to the same standards of conduct and will have the same rights and obligations with regards to such duties performed or to be performed on behalf of any such SPV as are set forth in this Agreement with regard to the same or substantially identical services to be performed for or on behalf of the Company (including, without limitation, the indemnification and exculpation rights and obligations of the Administrative Member and the removal or termination provisions, as set forth in this Agreement).

ARTICLE III

MEMBERS

3.1                                 Members.

Effective as of the date of this Agreement, the Members of the Company shall be BH and DD-CTP and BH shall be the sole Managing Member of the Company.  No other Person shall be admitted as a member of the Company and no additional Interest shall be issued, without the Approval of all of the Members, except as expressly permitted by this Agreement.

3.2                                 Limitation on Liability.

Except as otherwise expressly provided in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.  Except as otherwise expressly provided in the Delaware Act and to the extent set forth in Section 10.3, the liability of each Member shall be limited to the amount of Capital Contributions required to be made by such Member in accordance with the provisions of this Agreement, but only when and to the extent the same shall become due pursuant to the provisions of this Agreement.  Further, except as otherwise expressly provided herein to the contrary, no general or limited partner of any Member, shareholder, member or other holder of an equity interest in any Member or Managing Member, or any officer, director or employee of any of the foregoing or any of their Affiliates is obligated personally for any debt, obligation or other liability of the Company solely by reason of their being a general or limited partner of any Member, shareholder, member or other holder of an equity interest in any Member and/or Managing Member, or officer, director or employee of any of the foregoing or any of their Affiliates.  Further, failure of the Company to observe any corporate or company governance or other formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Delaware Act will not be grounds for any Member, general or limited partner of any Member, shareholder, member or other holder of an equity interests in any Member, or any officer, director or employee of any of the foregoing or any of their Affiliates to be held liable or obligated for any debt, obligation or other liability of the Company.

3.3                                 Transaction Fee.

The Company shall pay to DD-CTP on the Closing Date a transaction fee in an amount equal to 1.92% of the total purchase price of the Initial Company Property payable to Seller under the Purchase Agreement.

ARTICLE IV

CAPITAL

4.1                                 Initial Capital Contributions.

(a)                                  Deposits Under the Purchase Agreement; Extension Fee Payments.  It is acknowledged that, prior to the date hereof, DD-CTP (or an Affiliate) has paid the initial deposit required under the Purchase Agreement and a “Sixth Amendment Fee” due thereunder in the aggregate amount of Four Hundred Thousand Dollars ($400,000) (the “Deposit”).  On the date BH Approves a binding commitment for the Acquisition Loan or on such earlier date elected in a written notice from BH to DD-CTP, DD-CTP or an Affiliate will cause the Purchase Agreement to be assigned to and assumed by the Company in consideration of a payment by the Company equal to the Deposit and any Extension Fee Payments previously made.  It is agreed that on such date, Initial Capital Contributions shall be made by the Members to the Company in proportion to their Percentage Interests in the amount of the required payment to DD-CTP pursuant to the preceding sentence.  It is further agreed that DD-CTP will make any additional required

Extension Fee Payments after the date hereof and will be credited on the Closing Date with making Initial Capital Contributions in the amount of any such additional Extension Fee Payments in accordance with Sections 4.1(b)(ii) and 4.1(d) below so that each Member will have funded and contributed its pro rata share of the Deposit and all Extension Fee Payments based on their respective Percentage Interests as set forth on Exhibit A.

(b)                                 Pursuit Costs.  (i)  Prior to the date hereof, DD-CTP and BH and their respective Affiliates, have incurred, and may hereafter incur prior to the Closing Date third party out-of-pocket costs and expenses in connection with the negotiation and closing of the Purchase Agreement and their respective due diligence analyses and other evaluations of the Initial Company Property and/or the Property (including, without limitation, costs of environmental and engineering and other feasibility reports and studies, costs related to analyzing the Initial Company Property and the Property (including, without limitation, travel costs) and costs (including, without limitation, attorneys’ fees) incurred by the Members in reviewing and analyzing work conducted by DD-CTP or its agents) and costs to complete an audit of the financial statements in respect of the Property in compliance with certain laws and regulations applicable to BH and/or its Affiliates (collectively, the “Pursuit Costs”); and

(ii)                                  Provided that the Company acquires the Initial Company Property pursuant to the Purchase Agreement, the Company shall pay or reimburse each Member for the portion of any Deposit and Extension Fee Payments it made after the date the Purchase Agreement is assigned to the Company and all Pursuit Costs actually incurred by such Member in good faith pursuant to the terms hereof to the extent set forth in a budget approved by all Members, or shall credit such amounts against such Member’s Initial Capital Contribution as provided in Section 4.1(d) below, so that each Member’s share of such costs shall be in proportion to their respective Percentage Interests.  If the Managing Member elects not to cause the Company to acquire the Initial Company Property or the Company fails to acquire the Initial Company Property for any reason, then, each Member shall be responsible for and pay all Pursuit Costs incurred by such Member.

(iii)                               Fees of legal counsel for the Members incurred in connection with or related to the negotiation of this Agreement shall be borne by each Member and shall not be reimbursed by the Company.

(c)                                  Failure to Close Purchase.  Whether the Company shall proceed with the transactions contemplated by the Purchase Agreement, including (without limitation) whether it shall close the purchase of the Initial Company Property, shall be determined by the Managing Member in its sole discretion, and no Member or any Affiliate thereof shall have any claim against the Company or any Member or Affiliate of a Member including the Managing Member or the members thereof by reason of such determination; provided that if BH unilaterally determines not to close the acquisition of the Initial Company Property, it shall use reasonable efforts to keep DD-CTP updated as to its decision making process, and it shall provide notice of such final decision to DD-CTP as soon as possible.

(d)                                 Closing Contributions.  In the event that the Managing Member decides to cause the Company to close the purchase of the Initial Company Property pursuant to the

Purchase Agreement, then five (5) Business Days after any request by the Managing Member (or upon the closing of the acquisition of the Initial Company Property, if earlier), the Members shall contribute in cash (or be credited to the extent as provided in Section 4.1(b)(ii) with making cash contributions) to the capital of the Company their pro rata share (based upon their relative Percentage Interests) of the sum of (i) the amount reasonably necessary to close the acquisition of the Initial Company Property (taking into account the net proceeds of the Acquisition Loan), closing costs, Pursuit Costs, other amounts payable or reimbursable by the Company under Section 4.1(b)(ii) and the fee payable pursuant to Section 3.3, and (ii) a reasonable amount of initial working capital and reserves (which shall include budgeted costs to foreclose or otherwise acquire title to the Property, grant a mortgage lien to the Acquisition Lender on the Property, as well as anticipated capital expenditures to be made in the period following acquisition of title to the Property as set forth in the Initial Budget and Operating Plan) for the Company, as determined by the Managing Member.  DD-CTP will deliver to the Members for Approval a statement of sources and uses for the closing and a detailed estimate of the Initial Capital Contributions.  Amounts payable to the Company by a Member on the Closing Date may be set off from amounts the Company owes to a Member and each Member shall receive credits for payments made prior to the Closing Date for amounts paid to a third party as set forth in such Approved closing statement.

(e)                                  Withdrawing Members.  Subject to the provisions of Sections 4.1(d) and 4.1(e), if any Member (a “Withdrawing Member”) fails to timely make all or any portion of its Initial Capital Contributions pursuant to this Section 4.1 (a “Failed Contribution”), then one or more of the other Members that is not an Affiliate of the Withdrawing Member (the “Non-Withdrawing Member”) may either pursue all of its rights and remedies at law and in equity, or elect to make such Failed Contribution, in which case, as such Non-Withdrawing Member’s sole and exclusive remedy with respect thereto (i) the Withdrawing Member shall be automatically terminated as a Member for all purposes hereunder and (ii) the Interest of the Withdrawing Member (and its share of the Deposit) shall be deemed forfeited in its entirety and such Withdrawing Member shall cease to have any interest in the Company or any rights under this Agreement with respect thereto.  Each Member acknowledges and agrees that the other Members would not be entering into this Agreement were it not for (i) the Members agreeing to make the Initial Capital Contributions provided for in this Section 4.1, and (ii) the remedy provisions set forth above in this Section 4.1(f).  Each Member acknowledges and agrees that in the event any Member fails to make its Initial Capital Contributions pursuant to this Agreement, the other Members will suffer substantial damages and the remedy provisions set forth above are fair, just and equitable in all respects.

4.2                                 Additional Capital Contributions.

(a)                                  If at any time or from time to time after all of the Initial Capital Contributions have been contributed, the Managing Member determines that additional funds (a “Shortfall”) are reasonably required (i) for costs contemplated by the Initial Budget and Operating Plan, including but not limited to costs associated with a foreclosure proceeding involving the Property, survey and title for the Property upon completion of such foreclosure proceeding, startup costs or costs associated with working capital, but only to the extent not covered by the Initial Capital Contributions, as adjusted, made pursuant to Section 4.1, (ii) to meet the ongoing obligations, liabilities, Expenses or reasonable business needs of the Company in accordance with the then applicable Budget or Operating Plan, or to pay Necessary Expenses or other costs which are not provided for in the Budget and Operating Plan, but which are Approved by the Managing Member to the extent not covered by the Initial Capital Contributions, or (iii) for any other purpose, the Managing Member may (but shall not be obligated to), require that each of the Members contribute its pro rata share (based upon the Percentage Interests of the Members at the time of such request) of such Shortfall (such pro rata share, an “Additional Capital Contribution”).  If so requested by the Managing Member, such payment shall be due within five (5) Business Days thereafter (or by the 1st calendar day of the next month, whichever is later).

(b)                                 Notwithstanding anything to the contrary contained herein, a failure by any Member to make any Additional Capital Contribution to the extent required or requested hereunder shall not constitute an Event of Default by such Member and the sole consequences of such failure shall be as set forth in this Section 4.2.  If any Member (the “Non-Contributing Member”) fails to timely make all or any portion of any Additional Capital Contribution as required pursuant to Section 4.2(a) above, then one or more of the other Members that is not an Affiliate of the Non-Contributing Member (the “Contributing Member”) may make such Additional Capital Contribution on behalf of the Non-Contributing Member (any such Capital Contribution by a Contributing Member, a “Substitute Contribution”).  In such an event, the Contributing Member may elect by written notice given with five (5) Business Days of making the Substitute Contribution either (i) to treat the entire amount contributed by the Contributing Member (including both the Contributing Member’s and the Non-Contributing Member’s pro rata portion thereof) as a Priority Capital Contribution (a “Priority Capital Contribution”) by such Contributing Member in accordance with Section 4.2(c) below, or (ii) to treat the Substitute Contribution as a regular Capital Contribution in accordance with Section 4.2(d) below.

(c)                                  To the extent any Contributing Member elects to treat its own Additional Capital Contribution and such Substitute Contribution as a Priority Capital Contribution, such Priority Capital Contribution shall be returned on a priority basis together with an eighteen percent (18%) per annum cumulative annual preferred return thereon as provided in Section 6.3(a).

(d)                                 If a Contributing Member elects to treat a Substitute Contribution as a regular Capital Contribution, then the Percentage Interest of each of the Members shall be adjusted to equal the percentage equivalent of the quotient determined by dividing:

(i)                                     the positive difference, if any, between:

(A)                              the sum of (I) one hundred percent (100%) of the aggregate Capital Contributions (excluding Substituted Capital Contributions) then or theretofore made by such Member to the Company, plus (II) two hundred percent (200%) of the Substituted Capital Contributions then or theretofore made by such Member to the Company; minus

(B)                                the Substituted Capital Contributions then or theretofore made by the other Member to the Company; by

(ii)                                  one hundred percent (100%) of the aggregate Capital Contributions (including, without limitation, Substituted Capital Contributions) then or theretofore made by all of the Members to the Company.

In addition, in the event the Non-Contributing Member is DD-CTP, then in such case the Promote Percentages will be reduced to the same extent DD-CTP’s Percentage Interest is reduced (i.e., if DD-CTP’s Percentage Interest is reduced by 50%, then all Promote Percentages shall be reduced by 50%).

For purposes of this Section 4.2(d), each Member, together with the members of their respective Member Groups (if any), shall be considered to be one Member, and after performing such calculation, each Member shall allocate the Percentage Interest of such Member among the members of its Member Group (if any) in an equitable manner.  As used herein, the term “Substituted Capital Contribution” shall mean an Additional Capital Contribution made on behalf of the Non-Contributing Member pursuant to this Section 4.2(d).  Any Non-Contributing Member shall have until seventy five (75) days after the date on which its missed Additional Capital Contribution (the “Missed Contribution”) was due in order to cure its failure to make such Missed Contribution by depositing into an account designated by the Managing Member an amount equal to the amount of the Missed Contribution together with interest thereon at a eighteen percent (18%) per annum rate from the due date established by the Managing Member until such amount has been so deposited in full into such account, at which point such amount shall promptly be distributed to the Contributing Member if and to the extent the Contributing Member made a Substitute Contribution on account of the Missed Contribution.  If the Non-Contributing Member makes such deposits as aforesaid, any dilution to Percentage Interests and Promote Percentages and adjustments of Capital Contributions and Capital Accounts (and the distributions affected thereby) caused by its failure to make the applicable Additional Capital Contribution shall be unwound, and the payment and distribution of interest described above shall not be reflected in the Members’ Capital Accounts.

(e)                                  Each Member acknowledges and agrees that the other Members would not be entering into this Agreement were it not for (i) the Members agreeing to make the Capital Contributions provided for in this Section 4.2, and (ii) the remedy provisions set forth above in this Section 4.2.  Each Member acknowledges and agrees that in the event any Member fails to make its Capital Contributions pursuant to this Agreement, the other Members will suffer substantial damages and the remedy provisions set forth above are fair, just and equitable in all respects.

(f)                                    All Capital Contributions shall be made by wire transfer of funds to accounts designated by the Managing Member from time to time.

4.3                                 Capital Accounts.

A separate Capital Account will be maintained for each Member in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv). Consistent therewith, the Capital Account of each Member will be determined and adjusted as follows:

(a)                                  Each Member’s Capital Account will be credited with:

(i)                                     any contributions of cash made by such Member to the capital of the Company plus the fair market value of any property contributed by such Member to the capital of the Company (net of any liabilities to which such property is subject or which are assumed by the Company);

(ii)                                  the Member’s distributive share of Net Profit and any items in the nature of income or gain specially allocated to such Member pursuant to Section 6.2; and

(iii)                               any other increases required by Treasury Regulation Section 1.704-1(b)(2)(iv), without duplication.

(b)                                 Each Member’s Capital Account will be debited with:

(i)                                     any distributions of cash made from the Company to such Member plus the fair market value of any property distributed in kind to such Member (net of any liabilities to which such property is subject or which are assumed by such Member);

(ii)                                  the Member’s distributive share of Net Loss and any items in the nature of expenses or losses specially allocated to such Member pursuant to Section 6.2; and

(iii)                               any other decreases required by Treasury Regulation Section 1.704-1(b)(2)(iv), without duplication.

(c)                                  The provisions of this Section 4.3 and any other provisions of this Agreement relating to the maintenance of Capital Accounts have been included in this Agreement to comply with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder and will be interpreted and applied in a manner consistent with those provisions.

4.4                                 No Further Capital Contributions.

Except as expressly provided in this Agreement or with the prior written consent of all of the Members, no Member shall be required or entitled to contribute any other or further capital to the Company, nor shall any Member be required or entitled to loan any funds to the Company.  No Member will have any obligation to restore any negative balance in its Capital Account at any time including upon liquidation or dissolution of the Company.

4.5                                 Acquisition Loans.

(a)                                  It is acknowledged that, on or prior to the Closing Date, DD-CTP on behalf of the Company shall use diligent efforts to apply for and secure one or more Acquisition Loans in the minimum amount of $15,000,000 on terms which are acceptable to the Managing Member, the proceeds of which will be applied to a portion of the purchase price for the Initial Company Property and other costs and expenses relating thereto and which will be secured (in part) by a pledge and security interest in the Company’s right, title and interests in the Initial

Company Property.  The terms of the Acquisition Loan shall be non-recourse to BH and its Affiliates and any guarantees or other credit support which are required by the Lender shall be provided by DD-CTP or its Affiliates, rather than BH or its Affiliates.

(b)                                 On or prior to the maturity (or earlier termination) of any Acquisition Loan, the Company and the Members shall use their diligent efforts to apply for and secure a replacement loan on terms which are acceptable to the Managing Member.  The Managing Member shall direct the Company to solicit financing from potential lenders, and the Managing Member shall have the sole discretion and authority to select which loan and lender is in the Company’s best interests pursuant to the requirements of Section 7.1 but subject to the provisions of Section 7.1(f)(xi).  The Members agree to make such reasonable changes to this Agreement as may be requested by the Lender under any loan (including the Acquisition Loan), provided that such changes shall not alter the economic terms, or any fundamental rights of the Members, set forth herein.

ARTICLE V

INTERESTS IN THE COMPANY

5.1                                 Percentage Interest.

The Percentage Interests of the Members may be adjusted only as set forth in this Agreement.

5.2                                 Return of Capital.

No Member, including the Managing Member, shall be liable for the return of the Capital Contributions (or any portion thereof) of any other Member, it being expressly understood that any such return shall be made solely from the assets of the Company.  No Member shall be entitled to withdraw or receive a return of any part of its Capital Contributions or Capital Account, to receive interest on its Capital Contributions or Capital Account or to receive any distributions from the Company, except as expressly provided for in this Agreement or under applicable law.  No Member shall have any obligation to restore any negative or deficit balance in its Capital Account.

5.3                                 Ownership.

All Company Property shall be owned by the Company, subject to the terms and provisions of this Agreement.  Title to Company Property shall be held by the Company in the Company’s name.

5.4                                 Waiver of Partition; Nature of Interests in the Company.

Except as otherwise expressly provided for in this Agreement, each of the Members hereby irrevocably waives any right or power that such Member might have to:

(a)                                  cause the Company or any of its assets to be partitioned;

(b)                                 cause the appointment of a receiver for all or any portion of the assets of the Company;

(c)                                  compel any sale of all or any portion of the assets of the Company pursuant to any applicable law; or

(d)                                 file a complaint, or to institute any proceeding at law or in equity, to cause the termination, dissolution or liquidation of the Company.

Each of the Members has been induced to enter into this Agreement in reliance upon the waivers set forth in this Section 5.4, and without such waivers no member would have entered into this Agreement.  No Member shall have any interest in any specific Company Property.  The interests of all Members in this Company are personal property.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

6.1                                 Allocations.

For each taxable year or portion thereof, Net Profit and Net Loss shall be allocated (after all allocations pursuant to Section 6.2 have been made) as follows:

(a)                                  Except as provided in Section 6.1(b), Net Profit or Net Loss shall be allocated to make the Partially Adjusted Capital Accounts of the Members equal, as nearly as possible, their respective Target Accounts.

(b)                                 Winding Up Profit and Loss shall be allocated in such a manner so as to cause the Partially Adjusted Capital Accounts of the Members to equal, as nearly as possible, their respective Target Accounts (provided, however, that in no event shall an allocation under this Section 6.1 be made to the extent it would result in the allocations under this Article VI failing to satisfy the requirements of Section 514(c)(9) (E) of the Code and the applicable Treasury Regulations thereunder treating BH as a “qualified organization” under Section 514(c)(9) of the Code for this purpose.

6.2                                 Allocations and Compliance with Section 704(b).

The following special allocations shall, except as otherwise provided, be made in the following order:

(a)                                  Notwithstanding anything to the contrary contained in this Article VI, if there is a net decrease in Company Minimum Gain or in any Member Minimum Gain during any taxable year or other period, prior to any other allocation pursuant hereto, such Member shall be specially allocated items of Profit for such year (and, if necessary, subsequent years) in an amount and manner required by Treasury Regulation Sections 1.704-2(f) or 1.704-2(i)(4).  The items of Profit to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2.

(b)                                 Non-recourse Deductions for any taxable year or other period shall be allocated (as nearly as possible) under Treasury Regulation Section 1.704-2 to the Members, pro rata in proportion to their respective Percentage Interests.

(c)                                  Any Member Non-recourse Deductions for any taxable year or other period shall be allocated to the Member that made or guaranteed or is otherwise liable with respect to the loan to which such Member Non-recourse Deductions are attributable in accordance with principles under Treasury Regulation Section 1.704-2(i).

(d)                                 Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which causes or increases a negative balance in his or its Capital Account shall be allocated items of Profit sufficient to eliminate such increase or negative balance caused thereby, as quickly as possible, to the extent required by such Treasury Regulation.

(e)                                  No allocation of an item of Loss shall be made to any Member if, as a result of such allocation, such Member would have an Adjusted Capital Account Deficit.  Any such disallowed allocation shall be made to the Members entitled to receive such allocation under Treasury Regulation Section 1.704 in proportion to their respective Percentage Interests.

(f)                                    For purposes of Section 752 of the Code and the Treasury Regulations thereunder, excess non-recourse liabilities (within the meaning of Treasury Regulations Section 1.752-3(a)(3)) shall be allocated to the Members pro rata in proportion to their respective Percentage Interest.

6.3                                 Distributions.

Except as provided in Sections 6.4 and 6.5, the Company shall, as soon as reasonably practical (but no less often than monthly, if appropriate), make distributions of Net Cash Flow to the Members in the following manner and order of priority:

(a)                                  first, an amount of such Net Cash Flow will be distributed (in the order and priority set forth below) to the Members until each of the Members has received aggregate distributions pursuant to this Section 6.3(a) for the current period and all previous periods, equal to the sum of (i) the aggregate amount of its Priority Capital Contributions made pursuant to this Agreement, and (ii) an eighteen percent (18%) per annum (using a 365 day year) cumulative preferred returned thereon (amounts distributed under this Section 6.3(a) will be distributed in the reverse order in which such Priority Capital Contributions were made — that is, the most recent Priority Capital Contribution, together with the eighteen percent (18%) per annum cumulative return thereon, will be returned and paid first to the Member having made such Priority Capital Contribution, and then the next most recent Priority Capital Contribution, together with the eighteen percent (18%) per annum cumulative return thereon, will be returned and paid to the Member having made such Priority Capital Contribution, etc.).

(b)                                 second, remaining Net Cash Flow shall be distributed to the Members in proportion to their then respective Percentage Interests, until aggregate distributions have been made to the Members in an amount necessary to provide a 15% IRR with respect to total Capital Contributions made to the Company;

(c)                                  third, a percentage of the remaining Net Cash Flow equal to the First Promote Percentage to DD-CTP, and the balance to BH and DD-CTP in proportion to their Percentage Interests, until aggregate distributions have been made to the Members in an amount necessary to provide an 18% IRR with respect to total Capital Contributions made to the Company;

(d)                                 fourth, a percentage of the remaining Net Cash Flow equal to the Second Promote Percentage to DD-CTP, and the balance to BH and DD-CTP in proportion to their Percentage Interests.

6.4                                 Special Distributions.

From and after the time DD-CTP shall have been terminated as the Administrative Member due to a For Cause Event or an Event of Default, Net Cash Flow otherwise distributable under Section 6.3 shall not be distributed as provided in Section 6.3 but rather pursuant to this Section 6.4, and, except as provided in Section 6.5, the Company shall, as soon as reasonably practical (but no less often than monthly, if appropriate), make distributions of such Net Cash Flow (i) first, as provided in Section 6.3(a), and (ii) second, to the Members in proportion to their respective Percentage Interests.

6.5                                 Distributions in Liquidation.

(a)                                  Upon the dissolution and winding-up of the Company, the proceeds of sale and other assets of the Company distributable to the Members under Section 11.2(c)(iii) shall be distributed, not later than the latest time specified for such distributions pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2) to the Members in proportion to and in accordance with their respective positive Capital Account balances (after adjustment to reflect the allocations pursuant to this Article VI).

(b)                                 With the Approval of the Managing Member, a pro rata portion of the distributions that would otherwise be made to the Members under the preceding provisions of this Section 6.5 may be distributed to a trust reasonably established, for a reasonable period of time, for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company.  The assets of any trust established under this Section 6.5 will be distributed to the Members from time to time by the trustee of the trust upon Approval of the Managing Member in the same proportions as the amount distributed to the trust by the Company would otherwise have been distributed to the Members under this Agreement.

6.6                                 Tax Matters.

The Members intend for the Company to be treated as a partnership for federal income tax purposes.  The Managing Member shall make all applicable elections, determinations and other decisions under the Code and applicable Treasury Regulations, including, without limitation, the deductibility of a particular item of expense and the positions to be taken on the Company’s tax return, and shall approve the settlement or compromise of all audit matters raised by the Internal Revenue Service affecting the Members generally.  The Members shall each take reporting positions on their respective federal, state and local income tax returns consistent with the positions determined for the Company by the Managing Member.  The Administrative Member shall cause all federal, state and local income and other tax returns to be timely filed by the Company and shall, after receiving the Managing Member’s approval of such returns, be authorized to execute such returns (provided that the Administrative Member shall, for so long as it diligently performs its obligations hereunder, not be responsible for the delays of any other Member or reputable accountants or auditors retained by the Administrative Member or at the request of the Managing Member on behalf of the Company).

6.7                                 Tax Matters Partner.

BH shall be the tax matters partner within the meaning of Section 6231(a)(7) of the Code and, subject to Section 6.6, shall exercise all rights, obligations and duties of a tax matters partner under the Code; and the Members shall be kept informed of, and be given an opportunity to participate in a non-binding manner in, all such matters which the tax matters partner deems to be material.

6.8                                 Section 704(c).

In accordance with Section 704(c) of the Code and the applicable Treasury Regulations thereunder, income, gain, loss, deduction and tax depreciation with respect to any property contributed to the capital of the Company, or with respect to any property which has a Book Basis different than its adjusted tax basis, shall, solely for federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted tax basis of such property to the Company and the Book Basis of such property.  Any elections, accounting conventions or other decisions relating to such allocations shall be made by the Managing Member in a manner that (i) reasonably reflects the purposes and intention of this Agreement, and (ii) complies with Code Sections 704(b) and 704(c) and the Treasury Regulations thereunder.  For such allocations, the Managing Member may select any method permitted in the Treasury Regulations under Code Section 704(c) with respect to such allocations, including the “traditional method”, the “traditional method with curative allocations” and the “remedial allocation method”.

6.9                                 Withholding.

All amounts required to be withheld pursuant to Section 1446 of the Code or any other provision of federal, state, or local tax law shall be withheld and shall be treated as amounts actually distributed to the Members for all purposes under this Agreement.  If the Managing Member determines that the Company has insufficient liquid assets to satisfy such withholding obligation, the Member as to which withholding applies shall pay cash to the Company (which in no event shall constitute a Capital Contribution) within 5 days of a demand therefor in an amount sufficient to satisfy such withholding obligation.  Any failure to timely make such payment shall result in a fully recourse loan bearing interest at 20% interest per annum until paid.

ARTICLE VII

MANAGEMENT

7.1                                 Managing Member and Major Decisions.

Except as otherwise expressly provided in this Agreement, the business and affairs of the Company shall be vested in and controlled by the Managing Member as provided below.

(a)                                  Subject to the delegation of the management of the day-to-day activities of the Company to the Administrative Member pursuant to Section 7.2, the business and affairs of the Company shall be vested in and controlled exclusively by the Managing Member.  The Managing Member shall have responsibility for establishing the policies and operating procedures with respect to the business and affairs of the Company and for making all decisions as to all matters which the Company has authority to perform.  All decisions made with respect to the management and control of the Company and Approved by the Managing Member shall be binding on the Company and all Members.  The Managing Member may elect officers of the Company to implement the decisions (including without limitation executing documents) of the Managing Member from time to time.  Pursuant to such delegation, the Administrative Member shall be responsible for performing, or for causing to be performed, and shall have the authority to perform (subject to the requirement of receiving the Managing Member’s Approval, as applicable, if and when required by the terms hereof), the duties described in Section 7.2.  Except as otherwise expressly provided in this Agreement or as otherwise previously Approved by the Managing Member, or provided for in any Budget or Operating Plan, the Managing Member shall have the sole authority to authorize and approve the following matters (a “Major Decision”):

(i)                                     The execution and delivery of any agreement or instrument with respect to the purchase of the Initial Company Property and the taking of any action required or permitted to be taken thereunder (including without limitation, all action necessary to close the purchase of the Initial Company Property and an election as to whether or not to purchase the Initial Company Property) or any waiver under, amendment of or assignment (in whole or in part) of any Transaction Document (including, without limitation, the Purchase Agreement), the execution and delivery of  any agreements with any governmental agency, any neighboring or adjacent property owner, any community organizations or any other third parties, or sending any correspondence to or having any other material communications with, any governmental agency which directly binds the Company or advocates a position on behalf of the Company with respect to the foregoing, any election under the Purchase Agreement or other Transaction Documents which the Company may exercise under same and exercise by the Company of rights and remedies thereunder.

(ii)                                  Any financing, refinancing or securitization of any Company Property (including without limitation, any Acquisition Loan) and the use of any proceeds thereof, including, without limitation, interim and permanent financing, and any other financing or refinancing of the operations of the Company and the execution and delivery of any documents, agreements or instruments evidencing, securing or relating to any such financing; provided, however, that no guarantees or credit enhancements can be required from any Member or its Affiliates without such party’s consent.

(iii)                               The approval of any Budget and Operating Plan, and any amendments or modifications thereto (which shall only be permitted in accordance with this Agreement) and the approval of any supplemental budget, operating plan or other proposal relating to any development and/or renovation of any portion of the Company Property and any amendment or modifications thereto and the making or incurring of any expenditure which is not included or contemplated thereby.

(iv)                              Any sale, assignment, transfer or other disposition of all or any material portion of the Company Property or any merger, consolidation or other business combination transaction involving the Company entirely for cash consideration.

(v)                                 Any decision to advance funds under the loan documents evidencing the loan acquired pursuant to the Purchase Agreement, or to amend, modify or waive provisions of such loan documents, or to declare a default or event of default thereunder, or to exercise any remedy thereunder including foreclosure of any mortgage or security interest.

(vi)                              Any improvement, renovation, development, rehabilitation, alteration, repair, or completion of construction of any Company Property, or taking any action relating thereto which burdens or encumbers the Company Property.

(vii)                           Any activity which generates revenues, or which is otherwise on terms that vary materially from the ranges and guidelines in the Budget or Operating Plan; provided that, for purposes of this Section 7.1(a)(vii), such a material variance shall include (I) an amount that is not within the ranges established in the Operating Plan or is in excess of the amount set forth in the Budget for such revenues, expenditure or line item by more than ten percent (10%) of the line item or five percent (5%) of the total Budget, whichever is less (in addition to individual expenditures and obligations, such test shall be applied to aggregate expenditures and obligations made on a quarterly basis as well), and (II) terms that materially conflict with any other guidelines in the Operating Plan regarding such transactions or any other requirements of the Managing Member.

(viii)                        Any lease of any space within the Company Property, or any amendment or modification of any lease or any termination thereof, excluding Residential Tenant Leases made within guidelines established by the Managing Member.

(ix)                                The making of any recurring operating expenditure or incurring of any recurring operating obligation by or on behalf of the Company that varies materially from the Budget or entering into (or amending or modifying) of any agreement which was not specifically included or contemplated in the Budget or under the Operating Plan, or otherwise Approved by the Managing Member; provided that, for purposes of this Section 7.1(a)(ix), such a material variance shall include (A) expenditures or obligations involving an amount that is in excess of the amount set forth on a quarterly basis or on an annual basis in the Budget or Operating Plan for such expenditure on a line item basis by more than ten percent (10%) of the line item or five percent (5%) of the total Budget, whichever is less, for such period, (B) expenditures or obligations involving the incurrence of an expenditure or obligation for any transaction or any series of related transactions when taken with all prior expenditures or obligations during the particular quarter or fiscal year related thereto exceeds the maximum expenditure amount provided in the Budget or the Operating Plan for such particular transaction or series of transactions for such period by the lesser of ten percent (10%) of such maximum expenditure amount for such particular transaction or series of transactions for such period or five percent (5%) of the total Budget for such period, or (C) in the case of any material service, maintenance or similar agreement proposed to be entered into, such agreement is not terminable (without penalty) by the Company on thirty (30) days or less written notice to the other party; provided, however, that expenditures made or obligations incurred or agreements entered into pursuant to, or which are specifically included in or contemplated under, the Budget or the Operating Plan shall not be Major Decisions to the extent they do not vary (other than immaterial variances) from amounts, provisions and requirements set forth in the Budget and the Operating Plan and any other conditions or requirements adopted by the Managing Member from time to time.

(x)                                   Entering into or consummating any transaction or arrangement with any Member or any Affiliate of any Member, or any other transaction involving an actual or potential conflict of interest, including (without limitation) the terms and provisions of any property management agreement to be entered into by the Company following its acquisition of title to the Property by foreclosure or otherwise with DD-CTP or its Affiliates, all of which shall (with the exception of the transactions described in Section 9.5 hereof which shall not require such approval) require the Approval of the non-interested Member(s) notwithstanding anything contained herein to the contrary.

(xi)                                The establishment of reasonable reserves, determination of the amount of available Net Cash Flow, and making of distributions to Members (subject to the requirements of Sections 6.3, 6.4 and 6.5).

(xii)                             The institution of any legal proceedings in the name of the Company (including any proceedings relating to foreclosure of the Company’s mortgage and security interest in the Property), settlement of any legal proceedings against the Company and confession of any judgment against the Company or any property of the Company other than the institution of any eviction, suits for breach of tenant leases, or similar proceedings contemplated or provided for in the Operating Plan.

(xiii)                          The possession or pledge of any Company Property for other than Company purposes (which shall require the Approval of all Members);

(xiv)                         (A) The filing of any voluntary petition in bankruptcy on behalf of the Company, (B) the consenting to the filing of any involuntary petition in bankruptcy against the Company, (C) the filing of any petition seeking, or consenting to, the reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (D) the consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, (E) the making of any assignment for the benefit of creditors, (F) the admission in writing of the Company’s inability to pay its debts generally as they become due or (G) the taking of any action by the Company in furtherance of any such action (collectively, the “Bankruptcy Actions”).

(xv)                            Entering into any loan servicing, asset or property management or leasing or development agreement, or other third party contract with respect to which funds are not explicitly provided for, or the existence of which is not contemplated, in the Budget and/or Operating Plan, as applicable, with regard to the Company or any Company Property.

(xvi)                         The engagement of any servicer, manager, contractor, or sales or placement agent or broker not expressly permitted hereunder for the management, leasing, servicing, disposition, financing or refinancing of any Company Property.

(xvii)                      Exercising any right, and the making of any material claim, demand or application, the conduct of any material proceedings, the approval, consent or determination of any material matter and/or the taking of any other material action by or on behalf of the Company under any agreement or contract to which the Company is a party.

(xviii)                   The negotiation, amendment, restatement, replacement, supplement or other modification of any of the Transaction Documents and any approval, consent or other determination with respect to the foregoing.

(xix)                           Determining the types and amounts of insurance coverage for the Company and the Company Property, and the deductibles and underwriters with regard thereto.

(xx)                              The removal, dismissal, termination, replacement or employment of the on-site manager of the Property or any other individual acting in a similar capacity with respect to the Property.

(xxi)                           Any other material matter pertaining to the Company’s or any SPV’s business.

(xxii)                        The approval, determination or any other action expressly reserved to the Managing Member under this Agreement, including, without limitation, any modification, amendment, or renewal of any matter previously requiring the Approval of the Managing Member.

(xxiii)                     With regard to any SPV or any other Person in which the Company holds a direct or indirect equity interest, the making of any decision, taking any action or providing any consent or approval with regard to any matter which if made or taken by the Company would have been a Major Decision as set forth in this Agreement or which requires the consent of approval of the shareholders, board of directors, executive committee, managing members, general partners or similar management body or persons of any SPV or any other Person in which the Company or any SPV holds an equity interest pursuant to any agreement, contract, document or law.

(b)                                 The Managing Member shall have all of the same powers and duties as a general partner of a general partner under the laws of the State of Delaware, including, without limitation, the full power and authority to:

(i)                                     acquire, hold, operate, sell, transfer, assign, convey, exchange, lease, sublease, mortgage or otherwise dispose of or deal with all or any part of the Company Property;

(ii)                                  in furtherance of the Company’s purposes and business, borrow money (including without limitation, the Acquisition Loan), whether on a secured or unsecured basis, refinance, recast, modify, amend, extend, compromise or otherwise deal with any such loan, and in connection therewith, issue evidences of indebtedness and secure the same by mortgages, deeds of trust, security agreements or other similar documents affecting the assets of the Company;

(iii)                               authorize other persons to execute and deliver such documents on behalf of the Company as the Managing Member may deem necessary or desirable for the Company’s business, including, without limitation, guarantees and indemnities;

(iv)                              perform, or cause to be performed, all of the Company’s obligations under any agreement to which the Company is a party;

(v)                                 enter into contracts on behalf of the Company and make expenditures as are required to operate and manage the Company and the Company Properties; and

(vi)                              do, or cause to be done, any act which is necessary or desirable to carry out any of the purposes of the Company.

(c)                                  The Company may employ, engage or retain any Persons (including any Affiliate of any Member) to act as loan servicer, property manager, brokers, accountants, attorneys, engineers or in such other capacities as the Managing Member may determine are necessary or desirable in connection with the Company’s business, and the Managing Member, Administrative Member and the Members shall be entitled to rely in good faith upon the recommendations, reports and advice given them by any such Persons in the course of their professional engagement.

(d)                                 Only the Managing Member shall have the right or power to make decisions on behalf of and exercise control over the Company business, affairs or operations; provided, however, that the Managing Member may elect to implement those decisions through any Member it selects in writing, including without limitation through the Administrative Member pursuant to the terms hereof, and/or through one or more officers it elects in writing; and provided further that the Administrative Member may not, without the Consent of the Managing Member, take any action which specifically requires the Consent of the Managing Member and/or BH pursuant to the terms hereof.

(e)                                  Notwithstanding anything in this Agreement to the contrary, the Administrative Member shall have no authority to perform any act for, on behalf of or with respect to the Company in violation of any provision of any property management agreement to which the Company is a party, the Acquisition Loan Documents, the other Transaction Documents and all applicable laws, rules or regulations.

(f)                                    Notwithstanding anything in this Agreement to the contrary, neither the Managing Member nor the Administrative Member shall, without the Approval or ratification of the specific act by all the Members given in this Agreement or by other written instrument executed and delivered by all the Members subsequent to the date of this Agreement, cause or permit the Company to:

(i)                                     except as otherwise provided in this Agreement, make any loans to any Member or its Affiliates;

(ii)                                  amend this Agreement;

(iii)                               acquire any additional material real property other than the Property, unless such property is contemplated by the Budget and Operating Plan;

(iv)                              do any act in contravention of this Agreement or which would make it impossible to carry out the business of the Company;

(v)                                 except as otherwise provided in this Agreement (including without limitation pursuant to Section 9 hereof), admit any additional Member into the Company or otherwise issuing any equity interest in the Company;

(vi)                              cause the Company to make any distribution of Company Property in kind to any Member;

(vii)                           change the nature of the business conducted by the Company or its purposes as described in Section 2.5 hereof;

(viii)                        any merger, consolidation or other business combination transaction involving the Company where the consideration consists of any non-cash consideration including property or securities;

(ix)                                extend the term of the Company;

(x)                                   enter into any transaction with an Affiliate of a Member, except for any such transaction that is on an arms’ length basis and substantially the same terms as would be applicable to a similar transaction with a third party;

(xi)                                consummate the Acquisition Loan or enter into the Acquisition Loan Documents or refinance the Acquisition Loan with replacement financing if DD-CTP or its Affiliates will not be released from recourse liability with respect to the Acquisition Loan or will have the recourse liability on the replacement financing;

(xii)                             undertake any Bankruptcy Action by the Company or any SPV; or

(xiii)                          sell, transfer, or otherwise dispose of the Company Property for consideration less than the amount of any debt secured by the Company Property in circumstances where a Member or its Affiliates is obligated on a Financing Guaranty with respect to such debt and/or in circumstances where such debt would be assumed by the buyer or transferee with no release of any related Financing Guaranty provided by any Member or its Affiliates.

(g)                                 Notwithstanding anything to the contrary contained in this Agreement, all Net Cash Flow of the Company shall be deposited into an account in the name of the Company designated and controlled by Administrative Member, as set forth in Section 7.2(c)(vi), prior to distribution of all or any portion thereof pursuant to Article VI.  The designation of such account pursuant to this Section 7.1(g) shall have no effect on the distributions to be made pursuant to Article VI.

7.2                                 Administrative Member.

(a)                                  The Managing Member shall designate one of the Members to act as the administrative member of the Company (the “Administrative Member”) and implement the decisions of the Managing Member.  Pursuant to such designation, the Administrative Member shall be responsible for performing, or for causing to be performed, and shall have the authority to perform the duties described in this Section 7.2 or as otherwise specifically set forth herein, in each instance subject to the requirement of receiving the prior Approval of the Managing Member and/or BH, as applicable, if and when required by the terms hereof.  The Administrative Member shall:

(i)                                     conduct the business of the Company on a day-to-day basis, and use diligent efforts to cause such operations to be conducted in accordance with the Budget and the Operating Plan and such other guidelines or requirements as shall be adopted by the Managing Member from time to time, which duties may be discharged by delegating the same to a property manager Approved by the Managing Member pursuant to a property management agreement in form and substance acceptable to the Managing Member;

(ii)                                  use all diligent efforts to provide the Management Services and perform the duties assigned to it hereunder;

(iii)                               carry out all decisions of the Managing Member;

(iv)                              subject to the limitations set forth in this Agreement and the guidelines reasonably adopted by the Managing Member, enter into contracts and leases on behalf of the Company in accordance with the current Budget and Operating Plan Approved by the Managing Member, and make expenditures as are required to implement such Budget and Operating Plan, but only to the extent that any such expenditures and amounts required to be paid by the Company under such contracts, leases and other instruments and documents have either been Approved by the Managing Member or otherwise authorized by the terms of this Agreement; and

(v)                                 perform such other duties and obligations as the Managing Member may reasonably require from time to time.

The initial Administrative Member shall be DD-CTP which shall remain the Administrative Member until the resignation or removal of DD-CTP as the Administrative Member.  In the event that DD-CTP or any other Person should retire, resign or be removed as the Administrative Member, the Managing Member shall be under no obligation to appoint a replacement thereof.  Subject to any right provided to the Administrative Member to charge certain matters to the Company as provided in this Agreement, and subject further to the provisions of Section 7.4, the Administrative Member shall not be entitled to receive any fees or other compensation in respect of any Management Services or its activities as the Administrative Member, and will not receive reimbursement for compensation payable to any of its employees or other direct or indirect overhead which may be attributable to the Management Services and/or the performance of its duties as the Administrative Member.

(b)                                 Notwithstanding anything to the contrary contained in Section 7.1(a)(iii), if at the beginning of any calendar year the Budget and Operating Plan or any item or portion thereof shall not have been Approved by the Managing Member, then:

(i)                                     any items or portions of the Budget and Operating Plan and amounts of expenses provided therein which have been so approved shall become operative immediately and the Administrative Member shall be entitled to expend funds in accordance with those operative portions;

(ii)                                  with respect to the Budget, the Administrative Member shall be entitled to, and shall, expend, in respect of non-capital, recurring expenses in any month of the then-current calendar year, an amount equal to the budgeted amount for the corresponding month of the immediately preceding calendar year, as set forth on the immediately preceding calendar year Budget after giving effect to any dispositions or other material changes to the Company Property during the prior or current year; provided, however, that if any contract Approved by the Managing Member or entered into pursuant to the provisions hereof provides for an automatic increase in costs thereunder after the beginning of the then current calendar year, then the Administrative Member shall be entitled to expend the amount of such increase; and

(iii)                               the Administrative Member shall be entitled to, and shall, expend funds in respect of debt service on the Company’s financing (including the expense of curing any defaults thereunder), utilities, real estate taxes and assessments, insurance and emergency repairs, any annual or other periodic fees, or other expenditures which the Managing Member determines are necessary for the continued ordinary operation of the Company Property, including without limitation uninsured losses or deductibles, operating shortfalls, repairs, additions or modifications to comply with applicable laws or insurance requirements, insurance premiums for insurance policies Approved by the Managing Member, and any final orders, judgments, or other proceedings and all costs and expenses related thereto, regardless of whether the Budget has been approved or whether such expenditures exceed the amounts provided for in the applicable Budget (all of the foregoing described in this clause (iii), collectively, “Necessary Expenses”).

(c)                                  Subject to the availability of adequate funds therefor in the Budget and from Revenues, Capital Contributions or other sources, and subject further, in any event, to the provisions of Section 7.1 and any other relevant provisions hereof, in addition to and without limiting any other duties set forth in this Agreement, the Administrative Member shall (subject to the control and direction of the Managing Member):

(i)                                     oversee, coordinate and process the operations of the Company on a day-to-day basis, including without limitation, the acquisition, management, servicing, leasing, development, renovation and sale of any and all of the assets which comprise any portion of the Company Property, and prepare all communications with any property manager, any tenant, the Lender and any other relevant third parties;

(ii)                                  take all proper and necessary actions reasonably required to cause the Company and all third parties at all times to perform and comply with the terms and provisions (including without limitation, any provisions requiring the expenditure of funds by the Company) of the Acquisition Loan Documents, the other Transactions Documents and any other loan commitment, agreement, mortgage, lease, or other contract, instrument or agreement to which the Company is a party or bound, or which affects all or any portion of the Company Property or the operation thereof;

(iii)                               pay in a timely manner all non-disputed operating expenses of the Company in accordance with the terms of the Budget and the Operating Plan or as otherwise provided herein;

(iv)                              to the extent available, obtain and maintain insurance coverage on the Company Property as required by the Managing Member and pay all non-disputed taxes, assessments, charges and fees payable in connection with the ownership, use and occupancy of the Company Property;

(v)                                 deliver to the other Members promptly upon the receipt or sending thereof, copies of all material notices, reports and communications (other than routine, usual and customary notices and other standard communications) between the Company and any Property manager, the Lender, governmental agencies, neighboring property owners, community groups and other relevant third parties affecting all or any portion of any Company Property, or any of such other parties, which relates to any existing or pending default thereunder or to any financial or operational information required by such Person;

(vi)                              deposit all receipts from operations of the Company Property to a separate account established and maintained by the Administrative Member in the name of the Company, and not commingle those receipts with any other funds or accounts of the Administrative Member;

(vii)                           assist in the management and administration of the process of selling and refinancing all or any portion of the Company Property;

(viii)                        if and to the extent the Administrative Member delegates to any loan servicer or property manager (previously Approved by the Managing Member) or subcontracts with any third party or Affiliate for the performance of any of the services to be performed by the Administrative Member, supervise and oversee the performance of the services performed by such third parties or Affiliates and cause the same to be performed in the manner required hereunder; and

(ix)                                execute and deliver agreements, certificates and similar documents (in the name or on behalf of the Company) which are necessary to obtain and/or maintain any Acquisition Loans or otherwise required to be delivered pursuant to the Acquisition Loan Documents, as well as manage any approved financing or refinancing, on terms Approved by the Managing Member.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, the Managing Member shall have the absolute right, power and authority at any time upon and after (i) the occurrence of any For Cause Event (as set forth in Section 7.2(e) below), (ii) the occurrence of any Event of Default (as set forth in Article XII), or (iii) upon at least thirty (30) days notice to DD-CTP for no reason whatsoever, to remove DD-CTP as the Administrative Member and appoint or designate a replacement.

(e)                                  Upon and after the occurrence of any For Cause Event as described in this Section 7.2(e), or any Event of Default with respect to DD-CTP, BH shall have the right in its sole and absolute discretion to terminate DD-CTP as the Administrative Member by the delivery of written notice and, upon any such termination (i) BH may designate a successor Administrative Member, (ii) any distributions to the Members under Section 6.3 shall no longer be made under Section 6.3 hereof and from that time forward shall be made instead under Section 6.4 hereof, and notwithstanding anything to the contrary contained in this Agreement, BH shall have the unilateral right and authority to make all decisions on behalf of the Company and cause the Company to take any and all actions BH, in its sole discretion, may determine.  For the purposes of this Agreement, a “For Cause Event” shall mean any of the following:

(i)                                     any actions or omissions on the part of DD-CTP or any of its representatives (including, without limitation any DD-CTP Person), or by any other Person at the explicit direction of any of the foregoing which amounts to fraud, willful misconduct or gross negligence; or

(ii)                                  any act, omission, breach or default of any provision of this Agreement (excluding a failure to make Capital Contributions, the exclusive remedy for which are set forth in Article IV hereof) by any DD-CTP Person in each case which (I) is not cured by such DD-CTP Person within a Reasonable Period after notice thereof has been given, and (II) causes the Company loss or damage equal to or in excess of Five Hundred Thousand Dollars ($500,000), exclusive of insurance proceeds (fidelity bonds or the like) actually received by the Company on account thereof; or

(iii)                               any Change in Control with respect to any DD-CTP Person; or

(iv)                              any reduction in DD-CTP’s Percentage Interest to less than 5.0% pursuant to Section 4.2(d); or

(v)                                 (I) the filing of any voluntary petition in bankruptcy or the consenting to the filing of any involuntary petition in bankruptcy against any DD-CTP Person, (II) the filing by any DD-CTP Person of any petition seeking, or consenting to, the reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency against or with respect to any DD-CTP Person, (III) the filing by any other Person of any petition seeking, or consenting to, the reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency with respect to any DD-CTP Person, upon the same not being discharged, stayed or dismissed within one hundred and twenty (120) days, (IV) the consenting by any DD-CTP Person to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) over the property of DD-CTP, (V) the making of any assignment for the benefit of creditors by any DD-CTP Person, (VI) the admission by any DD-CTP Person in writing of its inability to pay its debts generally as they become due, or (VII) the taking of any action by any DD-CTP Person in furtherance of any such action.

(f)                                    DD-CTP’s appointment as the Administrative Member shall automatically terminate if DD-CTP (or a permitted transferee thereof) is no longer a member of the Company.

7.3                                 Management of the Property.

The Property is currently managed pursuant to a Management Agreement entered into by the current titleholder and Property Counselors Management Group II LLC (the “Existing PMA”).  Upon the Company’s acquisition of title to the Property by foreclosure or otherwise, the Managing Member will determine in its sole discretion whether to continue the Existing PMA or cause the Company to enter into a new property management agreement with Behringer Harvard Opportunity II Management Services, LLC or another Person (which may be an Affiliate of the Managing Member).  Any and all property management fees payable under the Existing PMA (or any replacement property management agreement entered into by the Company) upon the Company’s acquisition of title to the Property shall be a Company expense pursuant to Section 7.5.

7.4                                 Duties and Conflicts.

(a)                                  The Members and their respective officers, employees, and Affiliates shall devote such time to the Company business as they deem to be necessary or desirable in connection with their respective duties and responsibilities hereunder.  Except as provided hereunder or as otherwise agreed to in writing by the Managing Member and all disinterested Members, no Member nor any member, partner, shareholder, officer, director, employee, agent or representative of any Member shall receive any salary or other remuneration for its services rendered pursuant to this Agreement.

(b)                                 Each of the Members recognizes, acknowledges and agrees as follows:

(i)                                     each of the Members and their respective Affiliates, employees, agents, and representatives have or may have in the future other business interests, activities and investments, some of which may be in conflict or competition with the business of the Company, and are entitled to carry on such other business interests, activities and investments;

(ii)                                  each of the Members and their respective Affiliates, employees, agents, and representatives may engage, invest in and/or possess an interest in, independently, with one another, or with others, any business activity of any type or description, including without limitation, those that might be the same as or similar to the business of the Company and that might be in direct or indirect competition with the Company, and including, without limitation, owning, financing, acquiring, leasing, promoting, developing, improving, operating, managing and servicing real property and mortgage loans on its own behalf or on behalf of other entities with which any of the Members is affiliated or otherwise;

(iii)                               each of the Members and their respective Affiliates, employees, agents, and representatives may engage in any such activities, whether or not competitive with the Company, without any obligation to offer any interest in such activities to the Company or to the other Members;

(iv)                              neither the Company nor any Member shall have any right, by virtue of this Agreement, in or to such ventures or activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Company, shall not be deemed wrongful or improper; and

(v)                                 the obligations and duties of the Members to each other and to the Company shall be limited solely to those arising under the Transaction Documents, and neither the Members nor their respective Affiliates shall be obligated to present any investment opportunity or prospective economic advantage to the Company or the Members, even if the opportunity is of the character that, if presented to the Company or the Members, could be taken by any of them.

7.5                                 Company Expenses.

The Company shall be responsible for paying, and shall pay, all costs and expenses related to the business of the Company and of acquiring, holding, owning, developing, servicing, collecting upon and operating the Company Property, except for (i) costs of preparing the reports to Members specifically called for by the terms hereof and the Budget and the Operating Plan, which shall be the cost of the Administrative Member (provided that reasonable third party costs (including audit and legal) incurred in connection with the same shall be at the Company’s expense), (ii) costs to be borne by any third party under any agreement with the Company, and (iii) costs to be borne by any Member or its Affiliates as specifically provided in this Agreement or the Property Management Agreement.  Subject to the preceding sentence, all fees and expenses payable under Sections 3.3 and 7.3, costs and expenses relating to any employees, staff or other personnel Approved by the Managing Member to provide day-to-day operations and financial reporting to oversee the operations of the Company Property, costs of financing, fees and disbursements of attorneys, financial advisors, accountants, appraisers, brokers and engineers, travel expenses, and all other fees, costs and expenses directly attributable to the business and operations of the Company shall be borne by the Company.  In the event any such costs and expenses are or have been paid by any Member, such Member shall be entitled to be reimbursed for such payment so long as such payment is reasonably necessary for Company business or operations and has been Approved by the Managing Member or is expressly authorized in this Agreement or the appropriate Budget or Operating Plan (including any permitted variance hereunder).  Notwithstanding the foregoing, in no event shall the Company have any obligation to pay or reimburse any Member or any of their respective Affiliates for any general overhead or similar costs and expenses of such Member or Affiliate.

7.6                                 Venture Coordinator.

BH will designate an asset manager for its investment in the Company (the “Venture Coordinator”) who will have primary responsibility for fulfilling BH’s obligations under this Agreement and will be empowered to Approve matters for and on behalf of BH, including with respect to Major Decisions.

ARTICLE VIII
BOOKS, RECORDS, REPORTS AND PROJECT PLAN

8.1                                 Books and Records.

The Administrative Member shall maintain, or cause to be maintained, at the expense of the Company, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately each and every financial transaction with respect to the ownership and operation of the Company Property.  Bills, receipts and vouchers shall be maintained on file by the Administrative Member.  The Administrative Member shall maintain or cause to be maintained said books and accounts in a safe manner and separate from any records not having to do directly with the Company or any Company Property.  At the cost and expense of the Company, the Administrative Member shall cause audits to be performed and audited statements and income tax returns to be prepared as required by Section 8.3 (provided that the Administrative Member shall, for so long as it diligently performs its obligations hereunder, not be responsible for the delays of any other non-Affiliated Member or reputable accountants or auditors retained by the Administrative Member or at the request of the Managing Member on behalf of the Company).  Such books and records of account shall be prepared and maintained by the Administrative Member at the principal place of business of the Administrative Member or such other place or places as may from time to time be reasonably determined by the Managing Member.  Each Member or its duly authorized representative shall have the right to inspect, examine and copy such books and records of account at the Company’s office during reasonable business hours.  Additionally, upon request of a Member, all professionals given access to any such books or records shall be directed to provide such books or records to such Member.

8.2                                 Accounting and Fiscal Year.

The books of the Company shall be kept on the accrual basis in accordance with GAAP and on a tax basis and the Company shall report its operations for tax purposes on the accrual method.  The fiscal year and federal income tax year of the Company shall end on December 31 of each year, unless a different tax year shall be required by the Code.

8.3                                 Reports.

(a)                                  The Administrative Member will prepare, or cause to be prepared, at the expense of the Company, and furnish to each Member the following within the periods set forth below (provided that for so long as it diligently performs its obligations hereunder, the Administrative Member shall not be responsible for the delays of any Person that is not an Affiliate of Administrative Member or reputable accountants or auditors retained by the Administrative Member or at the request of the Managing Member on behalf of the Company), all of which shall be certified by the Administrative Member as being, to the best of its knowledge, true and correct:

(i)                                     within twelve (12) days after the end of each fiscal quarter of the Company, unless such fiscal quarter is the last fiscal quarter of any fiscal year of the Company, (A) an unaudited balance sheet of the Company dated as of the end of such fiscal quarter, (B an unaudited related income statement of the Company for such fiscal quarter, (C) an unaudited statement of each Member’s Capital Account for such fiscal quarter, (D) an unaudited statement of cash flows of the Company for such fiscal quarter, and (E) a reconciliation of actual Expenses and Revenues during such period compared with the Budget amounts for such items, and (F) a quarterly explanation of the discrepancies; and

(ii)                                  within twelve (12) days after the end of each calendar month, a status report of the Company’s activities during such calendar month, including summary descriptions of additions to, dispositions of and leasing and occupancy of Company Properties and any material legal issues such as material claims filed or threatened against the Company, the arising of material claims by the Company against other parties and developments in any then pending material legal actions affecting the Company during such month.

(b)                                 The Administrative Member will prepare, or cause to be prepared, on an accrual basis in accordance with GAAP and on a tax basis, at the expense of the Company, and furnish to each Member no later than January 15 after the end of each fiscal year of the Company the following, all of which shall be certified by the Administrative Member as being, to the best of its knowledge, true and correct:

(i)                                     an unaudited balance sheet of the Company dated as of the end of such fiscal year;

(ii)                                  an unaudited related income statement of the Company for such fiscal year;

(iii)                               an unaudited statement of each Member’s Capital Account for such fiscal year;

(iv)                              an unaudited statement of cash flows of the Company as of the end of the fiscal year; and

(v)                                 such other supporting schedules, reports and backup information as are reasonably requested by BH.

(c)                                  In addition, if requested by BH, the Administrative Member will prepare, at the expense of the Company, and furnish to each Member within forty-five (45) calendar days after the end of each taxable year of the Company, the final audited amount of net income of the Company for such fiscal year and, within sixty (60) calendar days after the end of such taxable year, each of the following, all of which shall be certified by the Administrative Member as being, to the best of its knowledge, true and correct and all of which shall be certified in the customary manner by the Company Accountant (which firm shall provide such balance sheet, income statement and statement of Capital Account in draft form to the Members for review prior to finalization and certification thereof) (i) an audited balance sheet of the Company dated as of the end of such taxable year; (ii) an audited related income statement of the Company for such taxable year; (iii) an audited statement of cash flows for such taxable year; and (iv) an audited statement of each Member’s Capital Account for such taxable year.

(d)                                 All schedules of book income shall be prepared on a GAAP basis.  Promptly after the end of each fiscal year, the Administrative Member will cause the Company Accountant to prepare and deliver to each Member a report setting forth in sufficient detail all such additional information and data with respect to business transactions effected by or involving the Company during the fiscal year as will enable the Company and each Member to timely prepare its federal, state and local income tax returns in accordance with applicable laws, rules and regulations.  The Administrative Member will use its diligent commercially reasonable efforts to cause the Company Accountant to prepare all federal, state and local tax returns required of the Company, submit those returns to the other Members for their approval not later than March 1st of the year following such fiscal year and will file the tax returns after they have been Approved by the Managing Member.  If the Managing Member shall not have approved any such tax return prior to the date required for the filing thereof (including any extensions granted), the Administrative Member will diligently endeavor to timely obtain an extension of such date to the extent such an extension is available.

(e)                                  The Administrative Member shall prepare, or cause to be prepared, at Company expense, such additional financial reports and other information as the Managing Member may determine are appropriate.  The Administrative Member will furnish to each Member upon request, at the expense of the Company, copies of all reports, statements, notices and other material written information received by the Company or the Administrative Member from, or delivered by or on behalf of the Company to, any Lender.  In addition, the Administrative Member will furnish to each Member copies of all reports, financial information and other notices delivered to the Company by the borrower under the loan purchased pursuant to the Purchase Agreement.  Subject to the provisions of Section 13.15, each Member shall be permitted to deliver to any of its Affiliates, and BH shall be permitted to deliver to any of its direct or indirect members, partners or investors, a copy of any of the reports and statements provided to such Member pursuant to this Section 8.3.

(f)                                    All decisions as to accounting principles shall be made by the Managing Member, subject to the provisions of this Agreement.

(g)                                 Notwithstanding anything to the contrary herein, BH shall have the authority to prepare and file all Company tax returns and shall be entitled to make all interpretations of this Agreement with respect thereto, all in its sole discretion, and in preparing such returns or making any such interpretations may rely on the advice of its legal counsel and/or accountants.

8.4                                 The Company Accountant.

The Company shall retain as the regular accountant and auditor for the Company (the “Company Accountant”) any nationally-recognized accounting firm designated by the Managing Member from time to time or any other accountant and auditor Approved by the Managing Member.  The reasonable fees and expenses of the Company Accountant shall be a Company expense.

8.5                                 Reserves.

The Managing Member may, in its discretion and subject to such conditions as it shall determine, establish reasonable reserves for the purposes and requirements as it may deem appropriate.

8.6                                 The Budget and Operating Plan.

No later than the Closing Date, the Administrative Member shall have prepared and submitted to the Managing Member for approval (and the Managing Member shall have Approved) a preliminary estimated Budget for the period through December 31, 2009 and Operating Plan for the Company for the period from the Closing Date through December 31, 2010 (the “Initial Budget and Operating Plan”), which shall include projected costs to foreclose or otherwise acquire title to the Property, grant a mortgage lien on the Property to the Acquisition Lender and capital expenditures to be set forth therein to be made in the budget period following acquisition of title to the Property.  To the extent required by the Managing Member, the Administrative Member shall revise and update the Initial Budget and Operating Plan from time to time which will set forth all anticipated income, operating expenses, and capital expenditures of the Company, together with an exit valuation/strategy and projected quarterly/annual capital contributions and capital returns and, in any event, shall be consistent with any preliminary figures previously provided to the Managing Member by the Administrative Member.  Thereafter, commencing for the 2011 fiscal year, the Budget and Operating Plan shall be prepared in proposed form and submitted annually by the Administrative Member to the Managing Member for approval at least sixty (60) calendar days prior to the end of the current fiscal year (so that the Administrative Member will submit a Budget and Operating Plan for the 2011 fiscal year no later than November 1, 2010 to the Managing Member for its Approval) with respect to the following fiscal year, together with five (5) year forward projections (provided if the Administrative Member should fail to timely prepare and submit in proposed form any such Budget and Operating Plan, the Managing Member shall be authorized to prepare such Budget and Operating Plan).  In formulating the comprehensive Budget and

Operating Plan, to the extent reasonably feasible at the time of preparation thereof, the Administrative Member will develop (for Approval by the Managing Member) proposed strategies regarding (i) plans for renovation, leasing, financing, sale and rehabilitation of the Property and any other real property and proposed reductions to Expenses and other Company costs and expenses and increases in revenues, (ii) preparation and release of all promotional and advertising relating to, and a marketing plan for, the Company Property or concerning the Company, (iii) terms for any proposed sale or disposition of any Company Property, or acquisition of additional Company Property, and (iv) selection of legal counsel, accountants, appraisers and other consultants for the Company to efficiently implement the Budget and Operating Plan.  The Administrative Member will also consider and make recommendations to the extent it deems the same appropriate regarding the amendment, modification, alteration, change, cancellation, or prepayment of any indebtedness evidenced by any mortgage loan presently or hereafter affecting any Company Property, and procurement of title insurance and other insurance for the Company, or decrease or vary the insurance carried by or on behalf of the Company and any other matters affecting the Company’s business.  The Managing Member may review the Initial Budget and Operating Plan and make such amendments or modifications thereto as the Managing Member shall determine appropriate or necessary in its discretion based on the actual operating results for the Company Property.

8.7                                 Accounts.

All funds of the Company shall be deposited in such checking accounts, savings accounts, time deposits, or certificates of deposit in the name of the Company or shall be invested in the name of the Company, in such manner as shall be designated by the Managing Member.  Company funds shall not be commingled with those of any other person or entity.  Company funds shall be used only for the business of the Company.

8.8                                 REIT Matters.

Within twenty-five (25) days following the end of each calendar quarter, the Company shall provide to BH all tax information necessary for BH (or its REIT affiliates) to comply with the REIT requirements under Sections 856 and 857 of the Code.  Notwithstanding anything to the contrary in this Agreement, neither the Company nor any Member (acting on the Company’s behalf) shall take any action which would cause BH (or its REIT affiliates) to (a) fail to qualify as a “real estate investment trust” (as defined under Sections 856 & 857 of the Code) or (b) incur any additional taxes under Section 857 or Section 4981 of the Code (or any successor provisions).  In particular, the Company shall conduct its business affairs in a manner so as to avoid incurring income that would not qualify under Sections 856(c)(2) and 856(c)(3) of the Code and will not acquire assets that are not described in Section 856(c)(4) of the Code unless approved by BH.  The Members shall periodically consult with each other (or their designee) to ensure that any prospective transaction undertaken by the Company, or a  Member acting on behalf of the Company, shall not cause BH (or its REIT affiliates) to fail to qualify as a REIT.  If the Members disagree as to whether any transaction will cause BH (or its REIT affiliates) to fail to qualify as a REIT (as defined under Sections 856 and 857 of the Code) or incur any additional taxes under Section 857 or Section 4981 of the Code (or any successor provisions), the reasonable determination of BH shall be final.

ARTICLE IX
TRANSFER OF INTERESTS

9.1                                 No Transfer.

Except as expressly permitted or contemplated by this Agreement, no Member may sell, assign, give, hypothecate, pledge, encumber or otherwise transfer (“Transfer”) all or any portion of its Interest, whether directly or indirectly, without the written consent of the other Members. Except as expressly permitted or contemplated by this Agreement, DD-CTP agrees not to permit any Transfer of any equity interest in such Member, or in its managing member.  Any Transfer in contravention of this Article IX shall be null and void.  No Member, without the prior written consent of the other Members, shall resign from the Company except as a result of such Member’s involuntary dissolution or final adjudication as a bankrupt or in connection with a Transfer permitted by this Article IX.  The same restrictions set forth herein shall apply to a Transfer in or of an interest in DD-CTP’s managing member, and such a Transfer shall have the same effect as a Transfer of an interest in DD-CTP.

9.2                                 Permitted Transfers.

(a)                                  Notwithstanding anything to the contrary contained in this Agreement but subject to the provisions of Sections 9.5 and 9.6, BH may from time to time and in its sole discretion without the consent of any other Member, Transfer (directly or indirectly) all or any portion of its direct or indirect interest in the Company to any Person other than a Prohibited Person.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, any Member, its constituents and/or the direct or indirect individual holders of any interest in the Company may Transfer (directly or indirectly) all or any portion of its direct or indirect interest in the Company to any Person (other than a Prohibited Person) for estate planning purposes or to a trust for the benefit of the immediate family members of the ultimate direct or indirect individual holders of an interest in such Member on the date of this Agreement; provided that, any such Transfer (either individually or when aggregated with any other prior Transfers by such Member and such Member’s Group) shall not result in a Change in Control with respect to such Member’s interest in the Company hereunder.

(c)                                  Any permitted Transfer under Sections 9.2(a) and 9.2(b) above of a direct interest in the Company shall not relieve the transferor of any of its obligations prior to such Transfer.  The parties hereto agree to amend the transfer provisions of Article IX if any Member reasonably determines that such amendment is necessary for the Company to be treated as a partnership for federal and state income tax purposes.  Nothing contained in this Article IX shall prohibit a Transfer indirectly of any interest in the Company if a direct Transfer would otherwise be permitted under this Section 9.2.  Subject to Section 9.3, any permitted transferee pursuant to this Section 9.2 shall become a Member of the Company.  The provisions of this Section 9.2 will not apply to or be deemed to authorize or permit any collateral transfer of, or grant of a security interest in, a Member’s interest in the Company, or in Company Property (which transfer or grant shall be subject to the other provisions of this Agreement).

9.3                                 Transferees.

Notwithstanding anything to the contrary contained in this Agreement, no transferee of all or any portion of any Interest shall be admitted as a Member unless (a) such Interest is transferred in compliance with the applicable provisions of this Agreement, (b) such transferee shall have furnished evidence of satisfaction of the requirements of Section 9.2 reasonably satisfactory to the remaining Members, and (c) such transferee shall have executed and delivered to the Company such instruments as the remaining Members reasonably deem necessary or desirable to effectuate the admission of such transferee as a Member and to confirm the agreement of such transferee to be bound by all of the terms and provisions of this Agreement with respect to such Interest.  At the request of the remaining Members, each such transferee shall also cause to be delivered to the Company, at the transferee’s sole cost and expense, a favorable opinion of legal counsel reasonably acceptable to the Company, to the effect that (i) such transferee has the legal right, power and capacity to own the Interest proposed to be transferred, (ii) if applicable, such Transfer does not violate any provision of any loan commitment or any mortgage, deed of trust or other security instrument encumbering all or any portion of the Company Property, and (iii) such Transfer does not violate any federal or state securities laws and will not cause the Company to become subject to the Investment Company Act of 1940, as amended.  As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission.  All reasonable costs and expenses incurred by the Company in connection with any Transfer of any Interest and, if applicable, the admission of any transferee as a Member shall be paid by such transferee.

9.4                                 Section 754 Election.

In the event of a Transfer of all or part of the Interest of a Member, at the request of the transferee or if required by the Code, or if otherwise in the best interests of the Company (as determined by the Managing Member), the Company shall elect pursuant to Section 754 of the Code to adjust the basis of Company Property as provided by Sections 734 and 743 of the Code, and any cost of such election or cost of administering or accounting for such election shall be at the sole cost and expense of the requesting transferee.

9.5                                 Tag-Along Right.

(a)                                  Without limiting any of the rights of BH under this Agreement, if BH receives a bona fide written offer (a “Tag-Along Offer”) from an unrelated third party (the “Tag-Along Assignee”) to purchase all or any portion of BH’s Interest, and BH wishes to accept the Tag-Along Offer, except if a For Cause Event shall have occurred or an uncured Event of Default shall have occurred and be continuing, BH shall give DD-CTP written notice (the “Tag-Along Notice”) stating the terms of the proposed sale, the amount of BH’s Interest which the Tag-Along Assignee intends to purchase and the name of the Tag-Along Assignee.  DD-CTP shall have the right (the “Tag-Along Right”), exercisable by the delivery of written notice during the fifteen (15) day period (the “Tag-Along Option Period”) immediately following the date that the Tag-Along Notice is received by DD-CTP, to require the Tag-Along Assignee to purchase up to the same proportionate part of DD-CTP’s Interest.  The Tag-Along Right shall be on the same terms and conditions as the Tag-Along Offer and will be for the same proportionate purchase price and, unless otherwise agreed by DD-CTP, a closing pursuant to the Tag-Along Right shall be a condition precedent to the sale of all or any portion of BH’s Interest to the Tag-Along Assignee (a “Tag-Along Sale”) to the extent DD-CTP exercises such Tag-Along Right in accordance with the terms hereof and such sale by BH is to an unrelated third party.

(b)                                 If (i) DD-CTP fails to exercise the Tag-Along Right during the Tag-Along Option Period, or (ii) if DD-CTP notifies BH, in writing, during the Tag-Along Option Period, that DD-CTP will not exercise the Tag-Along Right, then BH may sell the Interest that was the subject of the Tag-Along Offer to the Tag-Along Assignee on the terms specified in the Tag-Along Offer free of the Tag-Along Right; provided that as a condition precedent to such Tag-Along Sale, the Tag-Along Assignee agrees, in writing, to be subject to and abide by all the terms, provisions, covenants, agreements and conditions of this Agreement.  If, however, the sale to the Tag-Along Assignee is not consummated pursuant to the terms and conditions contained in the Tag-Along Offer within one hundred and eighty (180) days after DD-CTP receives the Tag-Along Notice, the Tag-Along Right as set out in this Section 9.5 shall again be effective.

(c)                                  At the closing of any Tag-Along Sale, each of the Members shall execute and deliver such bills of sale, instruments of conveyance, assignments and other instruments as may reasonably be required, to give good and clear title to its interest in the Company.  Each Member shall share pro rata (based upon their respective Company Interests) in (i) any indemnity liability to the proposed transferee, (ii) any escrow established for the purpose of satisfying any such liability, (iii) the proceeds from the sale, (iv) any real property transfer taxes, (v) any prepayment or penalty fees in connection with any loan secured by the Company Property (vi) all expenses of investigating and consummating the transactions contemplated by this Section 9.5 (whether or not consummated), and (vii) all other rights and obligations with respect to the sale.

9.6                                 Drag-Along Right.

(a)                                  If BH intends to sell, directly or indirectly, to one or more third party purchasers, (i) more than twenty-five (25%) of its Interest (in one or more related transactions), or (ii) any portion of its Interest as part of a transaction immediately after which BH will no longer Control the Company, BH may, in its discretion, whether or not DD-CTP exercises its rights pursuant to Section 9.5 above, require DD-CTP and any other Members (all Members other than BH, the “Other Members”) to sell their Interests pursuant to and in accordance with the terms and conditions of such sale, subject to the condition that if DD-CTP or any of its Affiliates is obligated on a Financing Guaranty such Financing Guaranty is released in connection with such sale.  If BH elects to exercise its rights pursuant to this Section 9.6, BH shall give written notice (the “Drag-Along Notice”) to the Other Members that BH intends to sell its Interest (or portion thereof), which Drag-Along Notice shall set forth the purchase price at which an unrelated third party purchaser has proposed to purchase such Interest (or portion thereof) and the other material terms of such proposed sale (as proportionately adjusted to reflect the acquisition of BH’s Interest and expressed as the purchase price for each one (1%) percent of interest in the Company, the “Drag-Along Purchase Price”).  The consideration received in connection with such sale shall be allocated between BH and the Other Members in proportion with the Interest sold by each party.

(b)                                 In connection with any such sale pursuant to which any Other Members shall participate in accordance with this Section 9.6, the Interests of BH and such Other Members shall be consummated simultaneously and the proceeds attributable to such sale of each Member’s Interest shall be paid simultaneously to BH and each such Other Member.

(c)                                  If BH delivers the Drag-Along Notice to the Other Members, then:

(i)                                     the Other Members shall sell all of their respective Interests for a proportionate amount of the Drag-Along Purchase Price and upon the terms set forth in the Drag-Along Notice and otherwise in accordance with this Section 9.6;

(ii)                                  the transfer of the Other Members’ respective Interests shall occur at a closing on a date specified by BH, which shall be no more than one hundred eighty (180) days after the date the Drag-Along Notice is delivered;

(iii)                               the Other Members shall execute all documents, agreements and instruments which BH may reasonably request to consummate the conveyance of the Other Members’ respective Interests, provided that BH shall execute substantially the same documents, agreements and instruments with respect to its Interest;

(iv)                              each of the Other Members shall be deemed to represent and warrant to the purchaser of their Interests, on and as of the date of closing of the transfer of the Other Members’ respective Interests to such purchaser, that (A) such Other Member is the sole owner of such Interest in the Company and holds the same free and clear of any liens or other encumbrances, and (B) such Other Member has all requisite power and authority to transfer its Interest to such purchaser pursuant to this Section 9.6;

(v)                                 the Other Members shall bear their respective pro rata share of all closing costs and deliver their respective pro rata share of all closing escrow funds, reserves and similar closing obligations; provided that no Other Member shall be liable or responsible for any default or breach with respect to any escrow funds caused by BH, its Affiliates or any Member of the Company other than such Other Member and its Member Group; and

(vi)                              if any of the Other Members fail to transfer their Interest in accordance with this Section 9.6, BH and the Company shall have all rights and remedies available pursuant to law and in equity, including (without limitation) the exercise of any power of attorney granted to BH pursuant to Section 9.6(d) and/or the right to enforce their respective rights under this Section 9.6 by specific performance and to bring an action for damages against such Other Member.

(d)                                 Each Other Member hereby represents and warrants to, and agrees with and for the benefit of, BH and the Company that BH has all requisite authority to complete and facilitate any sale of such Other Member’s Interest in accordance with this Section 9.6, including transferring such Other Member’s Interest and, if and to the extent any of the Other Members fail to transfer their Interest in accordance with this Section 9.6, provided BH shall have given such Other Member at least ten (10) days prior written notice of the closing of the transfer of such Other Member’s Interest pursuant to this Section 9.6, such Other Member hereby irrevocably appoints BH as its true and lawful attorney-in-fact (which appointment shall be deemed coupled with an interest) to execute all documents, agreements and instruments which BH may reasonably request, and take any and all other action necessary or appropriate, to consummate the conveyance of such Other Members’ respective Interests.  This Section 9.6(d) is self-operative and no additional authorization or consent of any Other Member or any of their respective members, managers, officers, directors or owners shall be required for the sale under this Section 9.6 of such Other Member’s Interest.

ARTICLE X
EXCULPATION AND INDEMNIFICATION

10.1                           Exculpation.

No Member, Administrative Member, the Managing Member, general or limited partner of any Member, shareholder or member or other holder of an equity interest of any Member or manager, officer or director of any of the foregoing, shall be liable to the Company or to any other Member for monetary damages for any losses, claims, damages or liabilities arising from any breach of fiduciary duty or act or omission performed or omitted by it and arising out of or in connection with this Agreement or the Company’s business or affairs; provided, however, in the case of any such act or omission it was taken in good faith, was reasonably believed to be in the best interests of the Company and it was within the scope of authority granted to such Person, and in the case of a Member or related Person, was not attributable to such Member’s or Person’s fraud, bad faith, willful misconduct or gross negligence.  No general or limited partner of any Member, shareholder, member or other holder of an equity interest in such Member or manager, officer of director of any of the foregoing shall be personally liable for the performance of any such Member’s obligations of this Agreement, but the foregoing shall not relieve any partner or member of any Member from its obligations to such Member.

10.2                           Indemnification.

(a)                                  The Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each Member, the Administrative Member, the Managing Member and each general or limited partner of any Member or such Member’s Affiliate, shareholder, member or other holder of any equity interest in such Member or its Affiliate, or any manager, officer or director of any of the foregoing (collectively, the “Indemnitees”), from and against any losses, claims, demands, liabilities, costs, damages, expenses (including, without limitation, reasonable fees and expenses of outside counsel) and causes of action imposed on, incurred by, asserted against or to which such Indemnitee may otherwise become subject by reason of or in connection with any breach of fiduciary duty or matter arising out of or incidental to any act performed or omitted to be performed by any such Indemnitee in connection with this Agreement or the Company’s business or affairs; provided, however, that any such act or omission was taken in good faith, was reasonably believed by the applicable Indemnitee to be in the best interest of the Company and within the scope of authority granted to such member or applicable Indemnitee, and in the case of a Member or related Indemnitee, was not attributable to such Indemnitee’s fraud, bad faith, willful misconduct or gross negligence.  Any indemnity under this Section 10.2 shall be paid solely out of and to the extent of Company assets and shall not be a personal obligation of any Member and in no event will any Member be required, or permitted without the consent of all of the Members, to contribute additional capital under Section 4.2 to enable the Company to satisfy any obligation under this Section 10.2.  All judgments against the Company and the Members, or any one or more thereof, wherein such Member (or Members) is entitled to indemnification, must first be satisfied from Company assets before the Members shall be responsible therefor.

(b)                                 The Company and the other Members shall be indemnified and held harmless by each Member from and against any and all claims, demands, liabilities, costs, damages, expenses and causes of action of any nature whatsoever arising out of or attributable to (i) any act performed by or on behalf of any such Member (including acts performed as the Managing Member or Administrative Member) which is not performed in good faith or is not reasonably believed by such Member or Managing Member to be in the best interest of the Company and within the scope of authority conferred upon such Member or Managing Member under this Agreement, (ii) the fraud, bad faith, willful misconduct or gross negligence of such Member or Managing Member, (iii) the breach by the Company of any of its representations and warranties made under any purchase, loan or other agreement entered into in connection with the acquisition of Company Property, which breach was the result of information or matters relating to such Member, or (iv) any denial of an insurance claim by the Company based on an intentional misstatement or intentional withholding of information by any Member.

(c)                                  The provisions of this Section 10.2 shall survive for a period of four years from the date of dissolution of the Company, provided that, if at the end of such period there are any actions, proceedings or investigations then pending, any Indemnitee may so notify the Company and the other Members at such time (which notice shall include a brief description of each such action, proceeding or investigation and the liabilities asserted therein) and the provisions of this Section 10.2 shall survive with respect to each such action, proceeding or investigation set forth in such notice (or any related action, proceeding or investigation based upon the same or similar claim) until such date that such action, proceeding or investigation is finally resolved.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Company or any Member under this Section 10.2 shall (i) be in addition to any liability which the Company or such Member may otherwise have and (ii) inure to the benefit of such Indemnitee, its Affiliates and their respective members, managers, directors, officers, employees, agents and Affiliates and any successors, assigns, heirs and personal representatives of such Persons.

(e)                                  Notwithstanding any of the preceding provisions of this Section 10.2, in no event shall the Company have any obligation under this Section 10.2 that is prohibited by the charter of Behringer Harvard Opportunity REIT II, Inc.

10.3                           Acquisition Loan.

(a)                                  In the event DD-CTP or an Affiliate of DD-CTP is required to enter into a Financing Guaranty as a condition to a Lender making the Acquisition Loan or other loans to the Company, any such guarantees shall be provided by DD-CTP or its Affiliates and any such guarantor (the “Guarantor”) waives any right it might otherwise have to recover from BH or require BH or any of its Affiliates to contribute to or reimburse the Guarantor for any amount paid under a Financing Guaranty to any Lender.

(b)                                 If a default or event of default occurs under any Acquisition Loan due to actions of a Guarantor or failure of a Guarantor to comply with financial or other covenants applicable to it thereunder or under a Financing Guaranty, DD-CTP and such Guarantor hereby agree, to the fullest extent required by applicable law, to indemnify the Company and hold the Company harmless from and against any and all losses, claims, demands, liabilities, costs, damages, expenses (including, without limitation, reasonable fees and expenses of outside counsel) and causes of action imposed on, incurred by, asserted against or to which the Company may otherwise become subject by reason of or arising from such default or event of default.  Notwithstanding any other provision of this Agreement to the contrary, DD-CTP and each Guarantor shall have personal liability to the Company and BH for all obligations arising under this Section 10.3(b).

(c)                                  If DD-CTP, any of its Affiliates or any Guarantor breaches any provision of Section 10.3(a) or (b) and fails after written demand to make any required payments to the Company and/or BH thereunder, in addition to any other right or remedy available at law or in equity, BH will have the option to purchase from DD-CTP its Interest for consideration of $10.00 exercisable by written notice from BH to DD-CTP.  Any closing pursuant to this Section 10.3(c) will take place at the principal office of BH no later than 45 calendar days after the exercise of such option and shall be effectuated pursuant to documentation customary for transactions of this sort and shall otherwise be reasonably acceptable to BH and DD-CTP.  BH will have the right to enforce its rights under this Section 10.3(c) by specific performance.  In addition, DD-CTP does hereby constitute and appoint BH as its true and lawful attorney-in-fact coupled with an interest, with full power to prepare and execute any instruments and documents required to effectuate the provisions of this Section 10.3(c).

ARTICLE XI
DISSOLUTION AND TERMINATION

11.1                           Dissolution.

(a)                                  The Company shall be dissolved and its business wound up upon the earliest to occur of any of the following events, unless a majority in interest of the Members vote to continue the term of the Company upon the occurrence of such event:

(i)                                     the sale, condemnation or other disposition of all Company Property and the receipt of all consideration therefor;

(ii)                                  the expiration of the period set forth in Section 2.3;

(iii)                               the written determination of the Managing Member to terminate the Company; or

(iv)                              the resignation, expulsion, bankruptcy or dissolution of the last remaining Member (which shall not include the occurrence of such an event with respect to any Member’s underlying members or partners which does not cause such an event to occur with respect to the Member itself) or the occurrence of any other event that terminates the continued membership of any Member in the Company, unless, within ninety (90) days after such event, each of the remaining Members elects in writing to continue the business of the Company.

(b)                                 Without limitation on, but subject to, the other provisions hereof, the assignment of all or any part of a Member’s Interest permitted hereunder will not result in the dissolution of the Company.  Except as otherwise specifically provided in this Agreement, each Member agrees that, without the consent of the other Members, any Member may not withdraw from or cause a voluntary dissolution of the Company.  In the event any Member withdraws from or causes a voluntary dissolution of the Company in contravention of this Agreement, such withdrawal or the causing of a voluntary dissolution shall not affect such Member’s liability for obligations of the Company.

11.2                           Termination.

In all cases of dissolution of the Company, the business of the Company shall be wound up and the Company terminated as promptly as practicable thereafter, and each of the following shall be accomplished:

(a)                                  The Liquidating Member shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Members.

(b)                                 The Company Property shall be liquidated by the Liquidating Member as promptly as possible, but in an orderly and businesslike and commercially reasonable manner and subject to the provisions of the Operating Plan then in effect or a liquidating plan Approved by the Managing Member.  The Liquidating Member may distribute Company Property in kind only with the consent of all of the Members.

(c)                                  The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

(i)                                     First, to the payment of (A) the debts and liabilities of the Company (including any outstanding amounts due on any indebtedness encumbering the Company Property, or any part thereof) and (B) the expenses of liquidation.

(ii)                                  Second, to the setting up of any reserves which the Liquidating Member and the Managing Member shall determine to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company or any Member arising out of or in connection with the Company.  Such reserves may, in the discretion of the Liquidating Member, be paid over to a national bank or national title company selected by it and authorized to conduct business as an escrow agent to be held by such bank or title company as escrow agent for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above, and at the expiration of such period as the Liquidating Member may reasonably deem advisable, distributing any remaining balance as provided in Section 11.2(c)(iii); provided, however, that, to the extent that it shall have been necessary, by reason of applicable law or regulation, to create any reserves prior to any and all distributions which would otherwise have been made under Section 11.2(c)(i) and, by reason thereof, a distribution under Section 11.2(c)(i) has not been made, then any balance remaining shall first be distributed pursuant to Section 11.2(c)(i).

(iii)                               Thereafter, the balance, if any, to the Members in accordance with Section 6.5.

11.3                           Liquidating Member.

The Liquidating Member is hereby irrevocably appointed as the true and lawful attorney in the name, place and stead of each of the Members, such appointment being coupled with an interest, to make, execute, sign, acknowledge and file with respect to the Company all papers which shall be necessary or desirable to effect the dissolution and termination of the company in accordance with the provisions of this Article XI.  Notwithstanding the foregoing, each Member, upon the request of the Liquidating Member or the Managing Member, shall promptly execute, acknowledge and deliver all such documents, certificates and other instruments as the Liquidating Member or the Managing Member shall reasonably request to effectuate the proper dissolution and termination of the Company, including the winding up of the business of the Company.

11.4                           Claims of the Members.

Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member.

ARTICLE XII
DEFAULT BY MEMBER

12.1                           Events of Default.

For the purposes of this Agreement, an “Event of Default” shall exist with respect to a Member if and so long as any of the following shall occur and be continuing:

(a)                                  such Member or its Affiliates shall violate any material term, breach any material provision or default in the performance of any material covenant applicable to such Member as set forth in this Agreement and (i) such violation, breach or default causes Material Damage or Loss to the Company or any of its Members or their respective Affiliates, (“Material Damage or Loss” is a violation breach or default which causes the Company liability, losses or damages, exclusive of insurance proceeds actually received by the Company on account thereof, equal to or in excess of Five Hundred Thousand Dollars ($500,000) and (ii) such violation, breach or default is not cured (including without limitation, by the breaching Member reimbursing the Company for the resulting material damage or loss) within a Reasonable Period; or

(b)                                 solely with respect to DD-CTP, either (i) DD-CTP shall default in the performance of any of its duties hereunder or breach any of the terms hereof beyond any applicable grace, cure or notice period resulting in Material Damage or Loss, (ii) an “event of default” shall occur and be continuing under any property management agreement the Company enters into with DD-CTP or any of its Affiliates, or (iii) any DD-CTP Person shall otherwise violate any material term, breach any material provision or default in the performance of any material covenant applicable to it hereunder and (A) such violation, breach or default causes Material Damage or Loss to the Company or any of its Members or their respective Affiliates, and (B) such violation, breach or default is not cured (including without limitation, by DD-CTP or such DD-CTP Person reimbursing the Company for the resulting Material Damage or Loss) within a Reasonable Period.

Notwithstanding the foregoing provisions of this Section 12.1, a failure by any Member to make any Additional Capital Contribution to the extent required or requested hereunder shall not constitute an Event of Default by such Member.

12.2                           Effect of Event of Default.

Subject to the provisions hereof, upon the occurrence of an Event of Default by any Member, the non-defaulting Member shall have the right, at any time within one year from the date of such Event of Default and upon giving the defaulting Member at least ten (10) days prior written notice of such election to pursue any right or remedy available to it at law or in equity.

ARTICLE XIII
MISCELLANEOUS

13.1                           Representations and Warranties of the Members.

(a)                                  Each Member represents and warrants to the other Members as follows:

(i)                                     It is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement and to conduct the business of the Company.

(ii)                                  This Agreement constitutes the legal, valid and binding obligation of the Member enforceable in accordance with its terms.

(iii)                               No consents or approvals are required from any governmental authority or other person or entity for the Member to enter into this Agreement and the Company.  All limited liability company, corporate or partnership action on the part of the Member necessary for the authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly taken.

(iv)                              The execution and delivery of this Agreement by the Member, and the consummation of the transactions contemplated hereby, does not conflict with or contravene the provisions of its organizational documents or any agreement or instrument by which it or its properties are bound or any law, rule, regulation, order or decree to which it or its properties are subject.

(v)                                 The Member has not retained any broker, finder or other commission or fee agent and no such person has acted on its behalf in connection with the acquisition of the Company Property or the execution and delivery of this Agreement.

(vi)                              It understands that (A) an investment in the Company involves substantial and a high degree of risk, (B) no federal or state agency has passed on the offer and sale of the Interest in the Company to such Person, (C) it must bear the economic risk of such Person’s investment in the Company for an indefinite period of time, since such Person’s Interest in the Company has not been registered for sale under the Securities Act of 1933 and, therefore, cannot be sold or otherwise transferred unless subsequently registered under the Securities Act of 1933 or an exemption from such registration is available, and the Interest in the Company of such Person cannot be sold or otherwise transferred unless registered under applicable state securities or blue sky laws or an exemption from such registration is available, (D) there is no established market for the Interest of such Person in the Company and no public market will develop and (E) such Person’s principals have such knowledge and experience in real estate and, other financial and business matters that they are capable of evaluating the merits and risks of an investment in the Company.  It has acquired its Interest solely for investment purposes only and not for the purpose of resale.

(vii)                           Neither such Member nor, to such Member’s knowledge, any Person who holds any interest in such Member, is a Prohibited Person nor a Person with whom a U.S. Person, including a “financial institution” as defined in 31 U.S.C. 5312 (a)(z), as amended, is prohibited from transacting business of the type contemplated by this Agreement or any Transaction Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

(viii)                        Such Member has taken, and shall continue to take, such measures as are required by applicable law to assure that the funds used to pay sellers and lessors under the Transaction Agreements are derived: (i) from transactions that do not violate United States law nor, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (ii) from permissible sources under United States law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.

(ix)                                Such Member is compliance with all applicable provisions of the USA Patriot Act of 2001, Pub. L. No. 107-56.

(b)                                 In addition to the representations and warranties set forth above, DD-CTP represents and warrants to BH as follows:

(i)                                     DD-CTP is a limited liability company currently existing pursuant to Articles of Organization filed with the Secretary of State of Florida, and that certain Operating Agreement dated September  , 2009 (collectively, the “Organizational

Documents”), and a true and correct copy of the Organizational Documents have been provided to counsel for BH.

(ii)                                  The aforementioned Organizational Documents have not been terminated nor modified or amended and continue to be in full force and effect.

(iii)                               No consent or authorization of any other persons or entities, other than those whose consent has been secured, is required for DD-CTP to enter into this Agreement or to take any action or grant any consent or approval under this Agreement.

(iv)                              DD-CTP is owned, directly or indirectly, and Controlled by Kirk D. Eicholtz and Edward M. Kobel who have the power to direct the management and policies of DD-CTP.

(c)                                  DD-CTP hereby covenants and agrees that DD-CTP shall not transfer all or any part of its Interest to any Person, if, as a result of such transfer, a tax-exempt entity would be the direct, indirect or beneficial owner of all or a portion of such Interest.

(d)                                 Each Member agrees to indemnify and hold harmless the Company and each other Member and their officers, directors, shareholders, partners, members, employees, successors and assigns from and against any and all loss, damage, liability or expense (including costs and attorneys’ fees) which they may incur by reason of, or in connection with, any breach of the foregoing representations and warranties by such Member and all such representations and warranties shall survive the execution and delivery of this Agreement and the termination and dissolution of DD-CTP and/or the Company or any other Member.

13.2                           Further Assurances.

Each Member agrees to execute, acknowledge, deliver, file, record and publish such further instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.

13.3                           Notices.

All notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder (collectively, “Notices”) shall be in writing and shall be given by (i) personal delivery, (ii) facsimile transmission or (iii) a reputable overnight courier service, fees prepaid, addressed as follows:

If to BH to:	Behringer Harvard Palms of Monterrey, LLC
15601 Dallas Parkway, Suite 600
Addison, TX 75001
	Attn:	Executive Vice President of Real Estate
	Fax:	(214) 655-1610

With a copy to:	Behringer Harvard Opportunity OP II LP
15601 Dallas Parkway, Suite 600
Addison, TX 75001
	Attn:	Chief Legal Officer
	Fax:	(214) 655-1610

If to DD-CTP to:	DD-CTP, LLC
c/o Christian Tyler Properties, LLC
403 East Madison Street, Suite 400
Tampa, FL 33602
	Attn:	Kirk D. Eicholtz
	Fax:	(813) 222-0104

With a copy to:	c/o DeBartolo Development, LLC
4401 West Kennedy Boulevard, 3rd Floor
Tampa, FL 33609
	Attn:	Edward M. Kobel
	Fax:	(813) 676-7696

And a copy to:	c/o DeBartolo Holdings, LLC
15436 N. Florida Avenue
Tampa, FL 33613
	Attn:	James Palermo, General Counsel
	Fax:	(813) 969-2871

Any Member may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this Section 13.3.  A Notice sent in compliance with the provisions of this Section 13.3 shall be deemed given on the date of receipt.

13.4                           Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed wholly within that State.

13.5                           Captions.

All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision in this Agreement.

13.6                           Pronouns.

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.

13.7                           Successors and Assigns.

This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and permitted assigns.

13.8                           Extension Not a Waiver.

No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a Member or the Company shall impair or affect the right of such Member or the Company thereafter to exercise the same.  Any extension of time or other indulgence granted to a member hereunder shall not otherwise alter or affect any power, remedy or right of any other Member or of the Company, or the obligations of the Member to whom such extension or indulgence is granted.

13.9                           Creditors Not Benefited.

Nothing contained in this Agreement is intended or shall be deemed to benefit any creditor of the Company or any Member, and no creditor of the Company shall be entitled to require the Company or the Members to solicit or accept any Additional Capital Contribution for the Company or to enforce any right which the Company or any Member may have against any Member under this Agreement or otherwise or under any Guaranty.

13.10                     Recalculation of Interest.

If any applicable law is ever judicially interpreted so as to deem any distribution, contribution, payment or other amount received by any Member or the Company under this Agreement as interest and so as to render any such amount in excess of the maximum rate or amount of interest permitted by applicable law, then it is the express intent of the Members and the Company that all amounts in excess of the highest lawful rate or amount theretofore collected be credited against any other distributions, contributions, payments or other amounts to be paid by the recipient of the excess amount or refunded to the appropriate Person, and the provisions of this Agreement immediately be deemed reformed, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the payment of the fullest amount otherwise required hereunder.  All sums paid or agreed to be paid that are judicially determined to be interest shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the term of such obligation so that the rate or amount of interest on account of such obligation does not exceed the maximum rate or amount of interest permitted under applicable law.

13.11                     Severability.

In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.

13.12                     Entire Agreement.

This Agreement contains the entire agreement between the parties relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein are terminated.  Amendments, variations, modifications or changes herein may be made effective and binding upon the Members by, and only by, the setting forth of same in a document duly executed by each Member, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any Member.

13.13                     Publicity.

The parties agree that no Member shall issue any press release or otherwise publicize or disclose the terms of this Agreement or the proposed terms of any acquisition of the Company Property, without the consent of each of the other Members, except as such disclosure may be made in the course of normal reporting practices by any Member to its members, shareholders or partners or as otherwise required by law, rule, or regulation.

13.14                     Confidentiality.

(a)                                  The terms of this Agreement, the identity of any person with whom the Company may be holding discussions with respect to any investment, acquisition, disposition or other transaction, and all other business, financial or other information relating directly to the conduct of the business and affairs of the Company or the relative or absolute rights or interests of any of the Members (collectively, the “Confidential Information”) that is not already publicly available or that has not been publicly disclosed pursuant to authorization by all of the Members is confidential and proprietary information of the Company, the disclosure of which would cause irreparable harm to the Company and the Members.  Accordingly, each Member represents that it has not and agrees that it will not and will direct its shareholders, partners, directors, officers, agents, advisors and Affiliates not to, disclose to any Person any Confidential Information or confirm any statement made by third Persons regarding Confidential Information until the Company has publicly disclosed the Confidential Information pursuant to authorization by the Managing Member and has notified each Member that it has done so; provided, however, that any Member (or its Affiliates) may disclose such Confidential Information if required by law (it being specifically understood and agreed that anything set forth in a registration statement or any other document filed pursuant to law will be deemed required by law), if necessary for it to perform any of its duties or obligations hereunder or in any property management agreement to which it is a party covering any Company Property, or to market the Company Property or any Interests as permitted by the terms of this Agreement, and to its attorneys and advisors who agree to maintain a similar confidence.

(b)                                 Subject to the provisions of Section 13.14(a), each Member agrees not to disclose any Confidential Information to any Person (other than a Person (including without limitation an attorney or advisor) agreeing to maintain all Confidential Information in strict confidence or a judge, magistrate or referee in any action, suit or proceeding relating to or arising out of this Agreement or otherwise), and to keep confidential all documents (including without limitation, responses to discovery requests) containing any Confidential Information.  Each Member hereby consents in advance to any motion for any protective order brought by any other

Member represented as being intended by the movant to implement the purposes of this Section 13.14, provided that, if a Member receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by such Member, then such Member may disclose the Confidential Information to the extent required if the Member as promptly as practicable (i) notifies each of the other Members of the existence, terms and circumstances of the order, (ii) consults in good faith with each of the other Members on the advisability of taking legally available steps to resist or to narrow the order, and (iii) if disclosure of the Confidential Information is required, exercises its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that any other Member designates.  The cost (including without limitation, attorneys’ fees and expenses) of obtaining a protective order covering Confidential Information designated by such other Member will be borne by the Company.

(c)                                  The covenants contained in this Section 13.14 will survive the Transfer of the Interest of any Member and the termination of the Company.

13.15                     Venue.

Each of the Members consents to the jurisdiction of any court in Wilmington, Delaware for any action arising out of matters related to this Agreement.  Each of the Members waives the right to commence an action in connection with this Agreement in any court outside of Wilmington, Delaware.

13.16                     WAIVER OF JURY TRIAL.

EACH OF THE MEMBERS HEREBY WAIVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

13.17                     Cooperation.

In connection with the sale of the Company Property or any portion thereof, the Managing Member agrees to reasonably cooperate with each Member (the “Exchanging Member”), which seeks to structure the disposition of its Interest in a manner that will afford the Exchanging Member an opportunity to take advantage of provisions of the Code governing tax free exchanges or reorganizations; provided that such structuring does not have an adverse effect on any such sale (including without limitation, with respect to timing), and provided that the Exchanging Member shall bear all costs and expenses associated with such structuring, the other Member Group shall not be required to take title to any property or interest or assume or be subject to any obligations, and the Exchanging Member shall indemnify, defend and hold the other Member(s) and the Company harmless from and against any and all liabilities that they may incur by reason of their participation or cooperation in such exchange or reorganization transaction, and such structuring shall not delay any such transaction, and shall be subject to any reasonable restrictions proposed by the Managing Member and/or the Members that are not Exchanging Members.

13.18                     Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute but one and the same agreement.

13.19                     Attorney Fees.

If the Company or any Member obtains a judgment against any Member by reason of the breach of this Agreement or the failure to comply with the terms hereof, it is the intent of the parties that reasonable attorneys’ fees and costs as fixed by the court shall be included in such judgment.

13.20                     Pre-Closing Escrow of BH Share of Deposit.

On the date of this Agreement, BH shall pay over its share of the Deposit ($360,000) into an escrow account with Stewart Title Guaranty Company which shall be completely refundable to BH unless and until a binding commitment for the Acquisition Loan in the minimum amount of $15,000,000 has been obtained on terms acceptable to BH in its sole discretion (the “Condition”).  Upon satisfaction of the Condition, BH will release such funds to the Company for application in accordance with Section 4.1(a).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the introductory paragraph hereof.

BEHRINGER HARVARD PALMS OF MONTERREY, LLC

By:	/s/ Samuel A. Gillespie
Name:	Samuel A. Gillespie
Title:	Chief Operating Officer

DD-CTP, LLC, a Florida limited liability company

By: Christian Tyler Properties, LLC, a Florida limited liability company, as its Manager

By: Kirk D. Eicholtz Revocable Trust, of 1996, its sole Managing Member

By:	/s/ Kirk D. Eicholtz
Name:	Kirk D. Eicholtz
Title:	Trustee

DEBARTOLO DEVELOPMENT, LLC, a Delaware limited liability company, as its Manager

By:	/s/ Edward M. Kobel
Name:	Edward M. Kobel
Title:	Managing Member

SIGNATURE OF OTHER PARTIES
Guaranty

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and for the purpose of inducing BH to enter into this Limited Liability Company Agreement, the undersigned, DeBartolo Development, LLC, and Christian Tyler Properties, LLC join in the execution of this Limited Liability Company Agreement in order to acknowledge their joinder and agreement to the terms set forth in Section 10.3 and also in order to unconditionally and absolutely guarantee on a joint and several liability basis the prompt payment by DD-CTP of all its obligations set forth in Section 10.3 of this Limited Liability Company Agreement.  This guaranty is an absolute, unconditional, irrevocable and continuing guaranty of payment and not a guaranty of collection.  The undersigned’s obligations under this guaranty shall be joint and several, shall not be released, diminished, impaired, reduced or adversely affected, and the undersigned hereby waives any common law, equitable, statutory or other right that it may otherwise have, as a result of the invalidity, illegality or unenforceability of all or any part of this Limited Liability Company Agreement, for any reason whatsoever.

This separate signature page shall be considered a part of the attached Limited Liability Company Agreement as fully as if and with the same force and effect as if the provisions hereof had been included therein in full.

DEBARTOLO DEVELOPMENT, LLC

By:	/s/ Edward M. Kobel
Name:	Edward M. Kobel
Title:	President & Chief Operating Officer

CHRISTIAN TYLER PROPERTIES, LLC

By:	/s/ Kirk D. Eicholtz
Name:	Kirk D. Eicholtz
Title:	Managing Member

EXHIBIT A

FUNDING OF DEPOSIT

Member	Share of Deposit

BH	$360,000
DD-CTP	$40,000
$400,000

D-1